Exhibit 2.2

COMMON CROSS-BORDER MERGER TERMS

DRAWN UP BY THE BOARDS OF DIRECTORS OF:

(1)

FI CBM HOLDINGS N.V., a company with limited liability (naamloze vennootschap) incorporated under the laws of the Netherlands, having its official seat in Amsterdam, the Netherlands, and having its principal office address at Cranes Farm Road, Basildon, Essex SS14 3AD, United Kingdom, registered with the trade register of the Amsterdam Chamber of Commerce (Kamer van Koophandel) under number: 56532474 (DutchCo); and

(2)

FIAT INDUSTRIAL S.P.A., a public joint stock company (Società per Azioni) organised under the laws of the Republic of Italy, having its registered official seat at Via Nizza 250, 10126, Turin, Italy, registered with the Companies’ Register of Turin (Registro delle Imprese) under number: 10352520018 (FI),

DutchCo and FI are hereinafter jointly also referred to as: the Companies.

C onsidering that:

(A)
These Common Cross-Border Merger Terms have been prepared by the boards of directors of the Companies (the Boards) in order to establish a cross-border legal merger within the meaning of the provisions of EU Directive 2005/56/EC of the European Parliament and Council of October 26, 2005 on cross-border mergers of limited liability companies, implemented for Dutch law purposes under Title 2.7 of the Dutch Civil Code (the DCC) and for Italian law purposes by Italian Legislative Decree no. 108 of May 30, 2008 (the Legislative Decree 108).

By virtue of the cross-border legal merger described herein, FI will cease to exist as a standalone entity and DutchCo, which is a wholly-owned direct subsidiary of FI, will acquire all assets and assume all liabilities and other legal relationships of FI under universal title of succession (verkrijging onder algemene titel) (the FI Merger), also on the basis of the terms and conditions of the merger agreement by and between DutchCo, FI, CNH Global N.V. (CNH) and Fiat Netherlands Holding N.V. (FNH) dated as of November 25, 2012 (the Merger Agreement). A copy of the Merger Agreement is publicly available on the CNH website – Investors section (www.cnh.com).

In addition to the FI Merger, the Merger Agreement also relates to: (i) the cross-border legal merger of FNH with and into FI (the FNH Merger); and (ii) the domestic Dutch law legal merger of CNH with and into DutchCo (the CNH Merger and, together with the FI Merger, the Mergers). The FI Merger and the CNH Merger and the related arrangements in the Merger Agreement will hereinafter be referred to as the Transaction, and DutchCo, FI, CNH and FNH are hereinafter jointly referred to as the Merging Companies.

In accordance with the terms of the Merger Agreement, these Common Cross-Border Merger Terms have been prepared based on the assumption that all three mergers referred to in this Recital (A), will be executed as follows:

(i)
the FNH Merger represents a preliminary step in the overall Transaction and will be completed, regardless of the completion of said overall Transaction, on a certain day prior to the day on which the notarial deed in respect of the FI Merger (the FI Merger Deed) will be executed;

(ii)
pursuant to the provisions of Articles 4 and 15, paragraph 3, of the Legislative Decree 108 and of Section 2:318 of the DCC, this FI Merger shall be executed in accordance with the relevant provisions of Dutch law and, as such, will become effective at 00.00 AM CET following the day on which the FI Merger Deed is executed before a civil law notary, officiating in the Netherlands (the FI Merger Effective Date);

(iii)
the CNH Merger will be the final merger and the notarial deed relating to the CNH Merger will be executed on the FI Merger Effective Date. In accordance with relevant provisions of Title 2.7 of the DCC, the CNH Merger will become effective at 00.00 AM CET following the FI Merger Effective Date.

(B)
All the Merging Companies are part of the FI group. More specifically: (i) FNH is a wholly-owned direct subsidiary of FI; (ii) DutchCo is a wholly-owned direct subsidiary of FI; and (iii) CNH is an indirect subsidiary of FI, controlled through FNH which owns approximately 87% of the outstanding share capital of CNH (the FNH Owned CNH Share Capital).

Since, as stated above, FI directly owns the entire outstanding share capital of FNH, the FNH Merger qualifies as a “simplified merger” pursuant to Article 2505 of the Italian Civil Code (ICC), Article 18 of the Legislative Decree 108 and Section 2:333 of the DCC. Separate common cross-border merger terms were prepared by the FI and FNH Boards in connection with the FNH Merger. As a result of the FNH Merger, all FNH Owned CNH Share Capital will be acquired by FI.

As further explained in the reports prepared by the Board of FI and by the Board of DutchCo, respectively, on these Common Cross-Border Merger Terms (attached as Schedule 1 and Schedu le 2, respectively), the main purpose of the Transaction is to streamline the corporate structure of the FI group. Following completion of the Transaction, all existing business activities, shareholdings and other assets belonging to as well as liabilities pertaining to FI and CNH will be consolidated into (or controlled by, as the case may be) one single legal entity (i.e., DutchCo).

(C)
FI is currently listed on the Mercato Telematico Azionario organized and managed by Borsa Italiana S.p.A. (Mercato Telematico Azionario) and CNH is listed on the New York Stock Exchange (NYSE). The Transaction is, therefore, also intended to simplify the capital structure of the FI group by creating a single class of liquid stock with a listing on the NYSE and on the Mercato Telematico Azionario. Completion of the Transaction will be subject to, inter alia, approval for listing of the common shares of DutchCo (the DutchCo Common Shares) on the NYSE. To this end, DutchCo shall prepare and file: (i) with the United States Securities and Exchange Commission (the SEC) a registration statement on Form F-4 (together with all amendments thereto, the Registration Statement), in connection with the registration under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the Securities Act) of DutchCo Common Shares and DutchCo special voting shares, and (ii) with the NYSE a listing application for the listing of DutchCo Common Shares.

In addition, an equivalent document (documento di equivalenza) will be prepared and submitted to the supervisory authority in order to obtain the authorization to publish such equivalent document in connection with the listing of DutchCo Common Shares on the Mercato Telematico Azionario and, for the purpose of the above listing, the relevant application will be submitted to Borsa Italiana S.p.A.

As a result of the Transaction: (a) FI shareholders will receive on occasion of the FI Merger and on the basis of the exchange ratio described under Section 8.1 of these Common Cross-Border Merger Terms below, DutchCo Common Shares, and (b) CNH shareholders (other than DutchCo, which will be the parent company of CNH upon completion of the FNH Merger and the FI Merger) will receive DutchCo Common Shares on occasion of the CNH Merger and on the basis of the exchange ratio described under Section 8.1 of the merger plan which has been separately prepared in relation to the CNH Merger (the CNH Merger Plan). No consideration, either in cash or otherwise, will be paid by DutchCo to the shareholders of FI in connection with the FI Merger, other than as follows from the Exchange Ratio, and no consideration will be paid by DutchCo, other than as follows from the exchange ratio described under Section 8.1 of the CNH Merger Plan to the shareholders of CNH in connection with the CNH Merger.

In order to streamline the corporate tree of certain subsidiaries, after filing of this Merger Plan, but prior to the CNH Merger and the FI Merger becoming effective, certain holdings might be transferred by CNH to FI (directly and/or through a subsidiary), provided that no final resolution has been taken yet on this matter. These transactions will be, in any case, carried out at arm’s length terms and conditions and they will not have any impact on the exchange ratio indicated under Section 8 below. The shareholders will be duly informed on the above transactions in connection with the shareholders meeting to be called in order to approve the FI Merger and the CNH Merger.

(D)
These Common Cross-Border Merger Terms, the CNH Merger Plan and the merger plan for the FNH Merger will be published in accordance with the applicable laws and regulations. The Common Cross-Border Merger Terms will also be made available on the corporate website of FI (www.fiati ndustria l.com), as well as, for inspection, at the registered seat of FI and DutchCo’s offices for the persons that applicable law enables so to do.

Similarly, these Common Cross-Border Merger Terms will also be made available for information purposes on the corporate website of CNH (www.cnh.com), as well as, for inspection as additional information to the CNH Merger Plan, at the offices of CNH and DutchCo for the persons that statutory law enables so to do in connection with the CNH Merger.

In consideration of the nationality of the Merging Companies involved in the Transaction, the relevant provisions of Title 2.7 of the DCC, the Legislative Decree 108 and the intended listing of the DutchCo Common Shares on the NYSE and subsequently on the Mercato Telematico Azionario, these Common Cross-Border Merger Terms have been prepared in Italian, Dutch and English.

Italian statutory law stipulates that these Common Cross-Border Merger Terms must be executed and filed in Italian.

The information which has to be made available pursuant to Sections 2:312, paragraph 2, 2:326 and 2:333d of the DCC, Article 2501-ter of the ICC and Article 6 of the Legislative Decree 108 is the following:

1.           LEGAL FORM, NAME AND SEAT OF THE COMPANIES

1.1           The acquiring company:

FI CBM HOLDINGS N.V.

–	limited liability company (naamloze vennootschap) incorporated under the laws of the Netherlands; Official seat in Amsterdam, the Netherlands;

–	official seat in Amsterdam, the Netherlands;

–	principal office address at Cranes Farm Road, Basildon, Essex SS14 3AD, United Kingdom;

–	issued share capital: Euro 50,000, fully paid-in;

–	no. 5,000,000 shares, having a nominal value of Euro 0.01 each;

–	no shares in the share capital of DutchCo have been pledged or encumbered with a right of usufruct;

–	no depository receipts of shares in the share capital of DutchCo have been issued with the co-operation of DutchCo;

–	registration number with the Dutch Chamber of Commerce (Kamer van Koophandel): 56532474.

DutchCo will be, following completion of the FI Merger, the surviving company and will maintain its current legal form and official seat and will therefore be subject to the laws of the Netherlands.

At the time of completion of the FI Merger, DutchCo will retain its current corporate name, FI CBM Holdings N.V., in conformity with the draft articles of association of DutchCo as attached hereto in Schedule 3.

However, the Board of Directors of DutchCo may propose to change DutchCo’s name subject to the authorisation of the shareholders’ meeting to be obtained before the date in which the DutchCo Common Shares are admitted to trading on the NYSE. If authorised by the shareholders’ meeting, the name of DutchCo will only be changed after the date of completion of the FI Merger. If so approved, the shareholders, creditors and other interested parties will be informed on the new name through publication on the corporate website of FI as soon as possible and, in any case, in time for communication of the new name to FI shareholders at the relevant extraordinary shareholders’ meeting which will resolve upon the FI Merger.

1.2           The disappearing company:

FIAT INDUSTRIAL S.P.A.

–	Joint stock company (Società per Azioni) organized under the laws of the Republic of Italy;

–	registered office in Turin, Via Nizza 250, Italy;

–	share capital: Euro 1,919,433,144.74, fully paid-in;

–	no. 1,222,568,882 ordinary shares, having a nominal value of Euro 1.57 each, and listed on the Mercato Telematico Azionario; and

–	VAT code, tax code and registration number with the Companies’ Register of Turin: 10352520018.

2.            ARTICLES OF ASSOCIATION OF DUTCHCO

2.1
The articles of association of DutchCo have been established by deed of incorporation of DutchCo executed before Dirk-Jan Jeroen Smit, civil law notary, officiating in Amsterdam, the Netherlands, on November 23, 2012 and have subsequently been amended on February 19, 2013. A copy of the current articles of association of DutchCo is attached to these Common Cross-Border Merger Terms as Schedule 4.

2.2
The articles of association of DutchCo will be amended and restated on occasion of the FI Merger becoming effective in accordance with the draft articles of association attached to these Common Cross-Border Merger Terms as Schedule 3.

3.	BOARD OF DIRECTORS OF DUTCHCO

3.1	As of the date of these Common Cross-Border Merger Terms, the Board of Directors of DutchCo is composed of the following individuals:

(a)          Sergio Marchionne (chairman);

(b)          Richard Joseph Tobin; and

(c)          Derek Neilson.

3.2
Prior to the effectiveness of the Transaction, it is envisaged that the members of the Board may be replaced. The general meeting of shareholders of DutchCo will be asked to resolve upon the appointment of each person nominated to be appointed as member of the Board of DutchCo, in accordance with the provisions of the articles of association of DutchCo.

4.	BENEFITS, IF ANY, GRANTED TO BOARD MEMBERS, EXPERTS EXAMINING THESE COMMON CROSS-BORDER MERGER TERMS OR STATUTORY AUDITORS OF THE COMPANIES ON OCCASION OF THE FI MERGER

4.1	No benefits shall be granted to members of any of the Boards of FI and DutchCo or to any other person on the occasion of the FI Merger.

4.2
No specific benefits connected with the FI Merger were established for the experts, appointed by FI and DutchCo. They will receive adequate remuneration in relation to the tasks performed by them, in accordance to what was approved by the relevant companies.

4.3	No specific benefits connected with the FI Merger were established for the statutory auditors or the members of another control body of FI and DutchCo.

5.	EFFECTIVE DATE OF THE FI MERGER: LEGAL AS WELL AS ACCOUNTING AND FINANCIAL DATE

5.1
Pursuant to Article 15 of Legislative Decree 108 and Section 2:318 of the DCC and subject to the completion of the pre-merger formalities set forth in the Merger Agreement, as anticipated under Recital (A) to these Common Cross-Border Merger Terms, the FI Merger shall be established in accordance with and pursuant to Section 2:318 of the DCC and will become effective on the FI Merger Effective Date (i.e., at 00.00 AM CET following the day on which the FI Merger Deed is executed before a civil law notary, residing in the Netherlands).

The Dutch registrar will subsequently inform the Companies’ Register of Turin that the FI Merger has become effective. It is envisaged that the FI Merger will become effective during 2013.

5.2
The financial information with respect to the assets, liabilities and other legal relationships of FI will be reflected in the accounts and other financial reports of DutchCo as of January 1, 2013, and, with that the accounting effects of the FI Merger will be recognized in DutchCo’s accounts from that date.

6.	MEASURES IN CONNECTION WITH SHAREHOLDING IN FI

6.1
As a result of the FI Merger becoming effective, all shares of FI currently outstanding will be cancelled by operation of law and, in exchange thereof, DutchCo will allot one DutchCo Common Share (each having a nominal value of Euro 0.01) for each ordinary share in FI (each having a nominal value of Euro 1.57) on the basis of the Exchange Ratio for the FI Merger as specified under Section 8.1 below.

All 5,000,000 shares with a nominal value of Euro 0.01 each held by FI in DutchCo will be cancelled in accordance with Section 2:325, paragraph 3, of the DCC.

6.2
The DutchCo Common Shares being allotted on occasion of the FI Merger – to be listed, at the time of completion of the Transaction, on the NYSE and, following the completion of the Transaction, on the Mercato Telematico Azionario – will be allotted in dematerialized form and delivered to the beneficiaries through the centralized clearing system with effect from the FI Merger Effective Date. Further information on the conditions and procedure for allocation of the DutchCo Common Shares shall be communicated publicly in a notice published on the website of FI (www.fiatindus trial.com ), as well as on the daily newspaper La  Stampa. The shareholders of FI will bear no costs in relation to the shares exchange.

6.3
Immediately after the FI Merger has become effective and pursuant to the terms of the Merger Agreement, DutchCo will issue special voting shares, with a nominal value of Euro 0.01 each, to those eligible shareholders of FI who elect to receive such special voting shares upon completion of the FI Merger in addition to DutchCo Common Shares. Holders of FI common shares who wish to receive special voting shares immediately after the completion of the FI Merger are required to follow the procedures (the Initial Allocation Procedures) as described in the FI shareholders’ circular which will be made available on the corporate website of FI (www.fiatin dustrial .com) when the FI Extraordinary Meeting of Shareholders for the purposes of approving the entering into the FI Merger is convened. The characteristics of the special voting shares are further set out in the DutchCo draft articles of association attached as Schedule 3 to these Common Cross-Border Merger Terms and in the Special Voting Share Terms as defined in and attached to the Merger Agreement, to be made available on the FI corporate website.

For the avoidance of doubt, these special voting shares are not part of the exchange ratio set out under Section 8.1 below.

6.4
FI does not have any shares outstanding that are non-voting shares or non-profit- sharing shares. Therefore, Section 2:326 sub (d) to (f) of the DCC and the special compensation arrangement (bijzondere schadeloosstellingsregeling) as referred to in Section 2:330a of the DCC do not apply.

7.	OTHER RIGHTS AND COMPENSATIONS CHARGEABLE TO DUTCHCO

7.1
FI has adopted a stock grant plan named “Fiat Industrial Long Term Incentive Plan”. For each right held (the FI Equity Rights), the beneficiaries of said stock grant plan shall be awarded a comparable right with respect to an equitable number of DutchCo Common Shares.

7.2
Other than holders of FI Equity Rights as set out under Section 7.1 above, there are no persons who, in any other capacity than as FI shareholder, have special rights against FI such as rights to participate in profit distributions or rights to acquire newly issued shares in the capital of FI. Therefore no similar special rights are due and no compensation shall be paid to anyone on account of DutchCo.

7.3
With the exception of the provisions relating to special voting shares described in Section 6.3 of these Common Cross-Border Merger Terms above, no rights and obligations in addition to those that follow from Italian law or the articles of association of FI apply to the shareholders of FI and no rights and obligations in addition to those that follow from Dutch law or the articles of association of DutchCo apply to the shareholders of DutchCo.

7.4	FI and DutchCo do not currently have any shares other than ordinary shares in issue.

8.	THE SHARE EXCHANGE RATIO

8.1
As a result of the FI Merger becoming effective, each holder of one or more ordinary shares in the share capital of FI at the time of the FI Merger Effective Date shall be granted one DutchCo Common Share with a nominal value of Euro 0.01 each for each ordinary share in FI with a nominal value of Euro 1.57 each (the Exchange Ratio).

No payments shall be made pursuant to the Exchange Ratio on the occasion of the FI Merger.

8.2
At the request of DutchCo, BDO Audit & Assurance B.V. will prepare a statement in relation to the fairness of the Exchange Ratio in accordance with Sections 2:328, paragraph 1, and 2:333g of the DCC. This statement will be made available to the public in accordance with applicable laws and regulations.

8.3
At the request of FI, Reconta Ernst & Young S.p.A. (RE&Y), as independent auditing firm for FI, will prepare a statement in relation to the fairness of the Exchange Ratio taking into account the effects of the overall Transaction, as referred to in Article 2501-sexies of the ICC and Article 9 of the Legislative Decree 108. This statement will be made available to the public in accordance with applicable laws and regulations.

9.	THE DATE AS OF WHICH AND EXTENT TO WHICH THE DUTCHCO COMMON SHARES WILL CARRY ENTITLEMENT TO PARTICIPATION IN THE PROFITS OF DUTCHCO

Each DutchCo Common Share will carry entitlement to participation in the profits of DutchCo as from January 1, 2013 in proportion to its participation in the nominal share capital of DutchCo, irrespective of whether such profits arise due to the activities DutchCo acquired as a result of the FI Merger or as a result of the CNH Merger. No particular rights to the dividends will be granted in connection with the FI Merger.

10.	IMPACT OF THE FI MERGER ON THE ACTIVITIES OF FI

The activities of FI shall be continued by DutchCo, together with the activities DutchCo will acquire as a result of the completion of the FNH Merger and the CNH Merger.

11.	EXPECTED EFFECTS OF THE FI MERGER ON EMPLOYMENT

The FI Merger is not expected to have any material impact on the employees of FI. Currently DutchCo does not have any employees.

Notwithstanding the fact that there is no material impact on employees and/or employment, FI will carry out the consultation procedure set out under Article 47 of Italian Law no. 428 of December 29, 1990, as amended.

Additionally, in accordance with the provisions of Article 8 of Legislative Decree 108, the FI Board’s report (the FI Directors Report) will be made available to FI’s employees at least 30 days prior to the extraordinary general meeting of shareholders of FI called for the purposes of approving the entering into the FI Merger (the FI Extraordinary Meeting of Shareholders).

The FI Directors Report and the report prepared by the Board of DutchCo (the DutchCo Board Report) are attached hereto as Schedules 1 and 2, respectively.

12.	INFORMATION ON THE PROCEDURES FOR THE INVOLVEMENT OF EMPLOYEES IN DEFINING THEIR CO-DETERMINATION RIGHTS IN DUTCHCO

Article 19 of Legislative Decree 108 regulating participation of employees is not applicable to the FI Merger as DutchCo as the surviving company in the FI Merger (and in the Transaction as a whole) is not an Italian company and neither FI nor DutchCo applies an employee participation system in the meaning of EU Directive 2005/56/EC of October 26, 2005 on cross-border mergers of limited liability companies.

In light of the above, no special negotiation body will have to be set up and no other action whatsoever will have to be taken with regard to employee participation in the context of the contemplated FI Merger.

13.	INFORMATION ON THE VALUATION OF THE ASSETS AND LIABILITIES TO BE TRANSFERRED TO DUTCHCO

13.1
The value of the assets and liabilities of FI to be transferred to DutchCo as of the FI Merger Effective Date will be determined on the basis of the relevant accounting net value as of the FI Merger Effective Date. These assets and liabilities are indicated as of December 31, 2012 in the Financial Statements at December 31, 2012 prepared by the FI Board of Directors (it being understood that said merger accounts are the 2012 yearly financial statements of FI).

13.2	The conditions of the FI Merger have been established on the basis of the Financial Statements at December 31, 2012 of DutchCo and the Financial Statements at December 31, 2012 of FI.

A copy of those merger accounts is attached hereto as Schedule 5 and Schedule 6, respectively.

14.	GOODWILL AND DISTRIBUTABLE RESERVES OF DUTCHCO

14.1
As the FI Merger takes place on the basis of the book value, there will be no goodwill impact other than that the amount of goodwill currently represented in the books of FI will be equally represented in the books of DutchCo.

14.2
As a result of the FI Merger, the freely distributable reserves (vrijuitkeerbare reserves) of DutchCo shall increase with the difference between the value of: (A) the assets, liabilities and other legal relationships of FI (based on Financial Statements at December 31, 2012, this would represent a value amounting to approximately 4,043 Euro million or 5,333 USD million on the basis of the currency exchange Euro/USD as of December 31, 2012 of 1.319) being acquired by DutchCo on the occasion of the FI Merger and (B) the sum of the nominal value of all DutchCo Common Shares, with a nominal value of Euro 0.01 each, being allotted on the occasion of the FI Merger becoming effective, and the reserves DutchCo must maintain as a matter of Dutch law and its articles of association as they will read as of the FI Merger Effective Date.

15.	CASH EXIT RIGHTS FOR FI SHAREHOLDERS

15.1	FI shareholders who do not vote in favour of these Common Cross-Border Merger Terms (the Qualifying Shareholders) will be entitled to exercise their cash exit rights pursuant to:

(i)	Article 2437, paragraph 1, letter (c) of the ICC, given that FI’s registered office is to be transferred outside Italy;

(ii)	Article 2437-quinquies of the ICC, given that FI’s shares will be delisted; and

(iii)	Article 5 of Legislative Decree 108, given that DutchCo is organized and managed under the laws of a country other than Italy (i.e., the Netherlands).

Given that those events will only occur upon the execution of the Transaction, the exercise of the cash exit rights by FI shareholders is conditional upon the Transaction actually being pursued.

15.2
In accordance with Article 2437-bis of the ICC, Qualifying Shareholders may exercise their cash exit rights, in relation to some or all of their shares, by sending notice via registered mail to the registered offices of FI no later than fifteen days following registration with the Companies’ Register of Turin of the minutes of the FI Extraordinary Meeting of Shareholders at which the resolution triggering that right was passed. Notice of the registration will be published in the daily newspaper La Stampa and on the FI corporate website.

15.3
In accordance with Article 2437-ter of the ICC, the redemption price payable to shareholders exercising cash exit rights will be equivalent to the arithmetic average of the daily closing price (as calculated by Borsa Italiana S.p.A.) of FI ordinary shares for the six-month period prior to the date of publication of the notice calling the FI Extraordinary Meeting of Shareholders at which the resolution triggering such rights was passed. FI will provide shareholders with information relating to the redemption price in accordance with the applicable laws and regulations.

15.4
Once the fifteen-day exercise period has expired, the shares with respect to which exit rights have been exercised will be offered by FI before the FI Merger becomes effective to its then existing shareholders and subsequently, if any such shares remain unsold, they will be offered on the market for one trading day or eventually acquired by FI. The above offer and sale procedure will be conditional on the closing of the FI Merger.

15.5	On or about the FI Merger Effective Date or immediately thereafter, the shareholders who exercised cash exit rights shall receive the cash exit price through the relevant depositaries.

15.6
If the FI Merger will not be established, the shares in relation to which the cash exit rights have been exercised, will continue to be held by the shareholders who exercised such rights, no payment will be made to such shareholders and FI’s shares will not be delisted from the Mercato Telematico Azionario pursuant to Article 2437-quater of the ICC.

15.7	The Transaction will not trigger any cash exit rights as described in this Section 15 for the shareholders of CNH, FNH or DutchCo.

16.	APPROVAL OF THE RESOLUTIONS TO ENTER INTO THE FI MERGER

16.1
In accordance with Article 2502 of the ICC, the resolution of the Board of FI to establish the merger in accordance with these Common Cross Border Merger Terms requires the approval of the FI Extraordinary Meeting of Shareholders.

16.2
The general meeting of shareholders of DutchCo will need to resolve to the entering into the merger on the basis of these Common Cross-Border Merger Terms before the Board of DutchCo is authorised to have the notarial deed in relation to the establishment of the FI Merger be executed.

16.3	The resolution to enter into the FI Merger does not require the prior approval of a third party.

Although not strictly required to consummate the Transaction, FI started the process to obtain consent or waivers, as the case may be, in relation to the FI Merger from lenders participating in its loan agreements. Although FI is confident to be able to obtain any consent or waiver that may be required in relation to financing agreements, there is no guarantee that all necessary consents or waivers will be given, or that they will be given in a timely manner, and, as a consequence, repayment of certain financing may be required prior to this scheduled maturity.

17.	PRE-MERGER FORMALITIES, REQUIRED APPROVALS AND CONDITIONS

17.1
The respective obligations of each party to effect the Transaction are subject to satisfaction or, to the extent permitted by applicable law, waiver (in writing) prior to the Closing Date (as defined in the Merger Agreement) of the following conditions:

(i)	the shareholders’ approval of the FI Merger by the FI Extraordinary Meeting of Shareholders and the shareholders’ approval of the CNH Merger by the extraordinary meeting of shareholders of CNH;

(ii)
DutchCo Common Shares which are to be allotted to FI shareholders and CNH shareholders on the occasion of the Mergers and issued pursuant to the exercise of the DutchCo Equity Incentive (as defined in the Merger Agreement) shall have been approved for listing on the NYSE, subject to official notice of issuance;

(iii)
no governmental entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order which is in effect and prohibits consummation of the Mergers in accordance with the terms set forth in the Merger Agreement and no order shall have been enacted, entered, promulgated or enforced by any governmental entity which prohibits or makes illegal the consummation of the Mergers;

(iv)
the Registration Statement shall have been declared effective by the SEC under the Securities Act; no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or, to the knowledge of FI or CNH, threatened by the SEC;

(v)
the amount of cash, if any, to be paid to (a) FI shareholders exercising cash exit rights under Article 2437-quater of the ICC, and/or (b) creditors of FI exercising their creditor opposition rights, shall not exceed in the aggregate Euro 325 million;

(vi)
the 60 day-period following the date upon which the resolution of the FI Extraordinary Meeting of Shareholders has been registered with the Companies’ Register of Turin shall have expired or have been earlier terminated pursuant to the posting of a bond by FI sufficient to satisfy FI’s creditors’ claims, if any, without prejudice to Article 2503 of the ICC;

(vii)
RE&Y shall have delivered to FI, in accordance with the applicable provisions of Italian law and the applicable laws in the EU, the report mentioned under Section 8.2 above with respect to the fairness of the Exchange Ratio (a copy of which shall have been provided to CNH as soon as practicable upon delivery thereof to FI);

(viii)
Mazars Paardekooper Hoffman N.V. shall have delivered to CNH, in accordance with the applicable provisions of Dutch law and applicable laws in the EU, the CNH expert report with respect to the fairness of the exchange ratio for the CNH shares (a copy of which shall have been provided to FI as soon as practicable upon delivery thereof to CNH);

(ix)
CNH shall have received an opinion of McDermott Will & Emery LLP or other (U.S.) nationally recognized tax counsel (the choice of such other tax counsel must have been approved by the special committee of the board of directors of CNH in its reasonable discretion) and FI shall have received an opinion of Sullivan & Cromwell LLP or other (U.S.) nationally recognized tax counsel, in each case as of the Closing Date, to the effect that the CNH Merger will qualify for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the U.S. Internal Revenue Code of 1986. In rendering the opinions described in this Section 17(ix), each party’s tax counsel may require and rely upon (and may incorporate by reference) reasonable and customary representations and covenants, including those contained in certificates of officers of CNH and FI. For the avoidance of doubt, CNH and FI shall not choose to appoint the same tax counsel to render the opinion under this Section 17(ix);

(x)
all actions necessary to cause each of the FNH Merger, the FI Merger and the CNH Merger to become effective shall have been taken by DutchCo, FI, FNH and CNH except for the execution of the FI Merger Deed and the CNH Merger Deed by a civil law notary, officiating in the Netherlands.

17.2	The obligation of CNH to effect the CNH Merger shall be subject to the following additional conditions having been satisfied or waived (in writing) prior to the Closing Date:

(i)	the representations and warranties of FI as set forth in Exhibit B to the Merger Agreement shall be true and correct, subject to the materiality and timing standards set forth in the Merger Agreement;

(ii)	each of FI and DutchCo shall have performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Closing Date; and

(iii)
from the date of the Merger Agreement to the Closing Date, there shall not have occurred any Material Adverse Effect (as defined in the Merger Agreement) on FI and its subsidiaries, excluding CNH and CNH’s subsidiaries, taken as a whole.

17.3	The obligations of FI to effect the FI Merger shall be subject to the following additional conditions having been satisfied or waived (in writing) prior to the Closing Date:

(i)
the representations and warranties of CNH as set forth in Exhibit C to the Merger Agreement shall be true and correct, subject to the materiality and timing standards set forth in the Merger Agreement;

(ii)	CNH shall have performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Closing Date (as defined in the Merger Agreement); and

(iii)	from the date of the Merger Agreement to the Closing Date, there shall not have occurred any Material Adverse Effect (as defined in the Merger Agreement) on CNH and its subsidiaries, taken as a whole.

17.4
For the avoidance of doubt, the conditions set out in Sections 17.1, 17.2, and 17.3 of these Common Cross-Border Merger Terms are repeated herein for information purposes only and these Sections 17.1, 17.2, and 17.3 do not in any way intend to amend, limit, extend or waive the conditions precedent as they have been agreed upon by parties in the Merger Agreement.

17.5
As far as the condition mentioned under the Merger Agreement with regard to the payment of the extraordinary dividend of USD 10.00 by CNH to non-FNH CNH shareholders is concerned, it is to be noted that such dividend was paid on December 28, 2012.

17.6
Satisfaction or waiver of the conditions precedent set out in Sections 17.1, 17.2, and 17.3, will be evidenced between the Boards in a written statement to be addressed by the FI Board to the DutchCo Board and vice versa, subject to prior approval by the FI Extraordinary Meeting of Shareholders, where required.

17.7
The companies participating in the Transaction will communicate information regarding the satisfaction of or failure to satisfy the above conditions precedent to the market in accordance with the applicable laws and regulations.

17.8	The FI Merger shall not be established other than after:

(i)
a declaration shall have been received from the local district court in Amsterdam, the Netherlands that no creditor has opposed to the FI Merger or the CNH Merger pursuant to Section 2:316 of the DCC or, in case of any opposition pursuant to Section 2:316 of the DCC, such declaration shall have been received within one month of the withdrawal of the opposition or the discharge of the opposition having become enforceable; and

(ii)
delivery by the Italian public notary selected by FI of the pre-merger compliance certificate to the Dutch civil law notary, such certificate being the pre-merger scrutiny certificate in the meaning of EU Directive 2005/56/EC of the European Parliament and Council of October 26, 2005 on cross-border mergers of limited liability companies.

18.	SIGNING FORMALITIES, GOVERNING LAW

18.1
Pursuant to Section 2:312, paragraph 3 and 4, of the DCC, these Common Cross-Border Merger Terms will have to be signed by each member of the Boards. These Common Cross-Border Merger Terms will come into effect, when legally signed by all signatories.

18.2
For all matters that are not mandatorily subject to the laws applicable to FI (i.e. Italian law), these Common Cross-Border Merger Terms shall be governed by, and interpreted in accordance with, the laws of the European part of the Netherlands.

Any dispute between the Companies as to the validity, interpretation or performance of these Common Cross-Border Merger Terms shall be submitted to the exclusive jurisdiction of the Dutch courts, unless otherwise provided for by mandatory provisions of law.

Dated: 21 February 2013

Schedule 1:	FI board report (Italian)
FI board report (English)

Schedule 2:	DutchCo board report (Italian)
DutchCo board report (English)

Schedule 3:	Proposed Articles of Association of DutchCo (Italian)
Proposed Articles of Association of DutchCo (English)
Proposed Articles of Association of DutchCo (Dutch)

Schedule 4:	Current Articles of Association of DutchCo (Italian)
Current Articles of Association of DutchCo (English)
Current Articles of Association of DutchCo (Dutch)

Schedule 5:	FI Financial Statements at 31 December 2012 (Italian)
FI Financial Statements at 31 December 2012 (English)

Schedule 6:	DutchCo Financial Statements at 31 December 2012 (Italian)
DutchCo Financial Statements at 31 December 2012 (English)

Schedule 7:	FI annual report at December 31, 2012, reports of the Independent Auditors and the Statutory Auditors (Italian)

FI annual report at December 31, 2012, reports of the Independent Auditors and the Statutory Auditors (English)

Schedule 8:	DutchCo Financial Statements at February 28, 2013 (Italian)
DutchCo Financial Statements at February 28, 2013 (English)

The DutchCo Financial Statements which have been prepared by virtue of Section 2:313 DCC and, in consideration of the representations made under Section 13.2 of these Common Cross-Border Merger Terms, are not in any aspect materially different from the DutchCo Financial Statements at December 31, 2012

FI CBM Holdings N.V.
Board of Directors

/f/s/o/ Sergio Marchionne	/f/s/o/ Richard Joseph Tobin	/f/s/o/ Derek Neilson

Fiat Industrial S.p.A.
Board of Directors

/f/s/o/ Alberto Bombassei	/f/s/o/ Sergio Marchionne

/f/s/o/ Maria Patrizia Grieco	/f/s/o/ Gianni Coda

/f/s/o/ Giovanni Perissinotto	/f/s/o/ John Elkann

/f/s/o/ Jacqueline A. Tammenoms Bakker	/f/s/o/ Libero Milone

/f/s/o/ Robert Liberatore	/f/s/o/ John Zhao

/f/s/o/ Guido Tabellini

Schedule 1

REPORT OF THE BOARD OF DIRECTORS OF FIAT INDUSTRIAL S.P.A. ON THE COMMON CROSS-BORDER MERGER PLAN RELATING TO THE MERGER BY ABSORPTION OF FIAT INDUSTRIAL S.P.A. WITH AND INTO FI CBM HOLDINGS N.V.

This report was prepared pursuant to Article 2501-quinquies of the Italian Civil Code, Article 8 of the Legislative Decree no. 108 of May 30, 2008 and Article 70, paragraph 2, of the Consob Resolution no. 11971/1999.

Dear Shareholders,

we hereby submit to your approval the common cross-border merger plan relating to the merger by absorption (fusione per incorporazione) of Fiat Industrial S.p.A. (“FI”) with and into FI CBM Holdings N.V. (“DutchCo”).

This report was prepared pursuant to Article 2501-quinquies of the Italian Civil Code, Article 8 of the Legislative Decree no. 108 of May 30, 2008 (the “Legislative Decree 108”) and, since FI’s shares are listed on the Mercato Telematico Azionario organized and managed by Borsa Italiana S.p.A. (“ Mercato Telematico Azionario”), Article 70, paragraph 2, of the Consob Resolution no. 11971/1999 (the “Issuers’ Regulation”) and in compliance with the Scheme no. 1 of Annex 3A of the above Issuers’ Regulation (the “Report”).

The proposed resolution to be submitted to your approval is attached to this Report.

1           DESCRIPTION AND RATIONALE OF THE PROPOSED TRANSACTION

1.1            Description of the Transaction (as defined below)

Preamble

This Report was prepared by the board of directors of FI (the “Board of Directors”) also on the basis of the merger agreement executed on November 25, 2012 (the “Merger Agreement”) by and between FI, Fiat Netherlands Holding N.V., a wholly-owned direct subsidiary of FI (“FNH”), DutchCo, a wholly-owned direct subsidiary of FI, and CNH Global N.V. (“CNH”). DutchCo, FI, CNH and FNH are hereinafter jointly referred to as the “Merging Companies”.

A copy of the Merger Agreement is publicly available on the CNH website – “Investors” section (www.cnh.com).

In addition to the cross-border reverse merger of FI with and into DutchCo (the “FI Merger”), the Merger Agreement also relates to:

(i)	the cross-border merger of FNH with and into FI (the “FNH Merger”); and

(ii)	the domestic Dutch merger of CNH with and into DutchCo (“CNH Merger” and, together with the FI Merger, the “Mergers” or the “Transaction”).

All the Merging Companies are part of the FI group: in particular: (i) FNH is a wholly-owned direct subsidiary of FI; (ii) DutchCo is a wholly-owned direct subsidiary of FI; and (iii) CNH is an indirect subsidiary of FI (controlled through FNH which owns approximately 87% of CNH capital stock).

The FI Merger and the CNH Merger represent steps of the same Transaction; therefore, the execution of each Merger shall take place only once all conditions precedent provided for the FI Merger and the CNH Merger are satisfied and all pre-completion steps are taken. The envisaged Transaction implies a corporate reorganization among FI and some of its controlled entities; in particular, such reorganization requires a combination among FI and CNH through a sequence of connected mergers which will result in having the newly incorporated DutchCo as the ultimate incorporating company.

The FNH Merger represents a preliminary step of the overall Transaction and the completion of the FNH Merger is not conditional upon the execution and effectiveness of the FI Merger and the CNH Merger.

Since FI directly owns the whole share capital of FNH, the FNH Merger qualifies as a “simplified merger” pursuant to Article 2505 of the Italian Civil Code, Article 18 of the Legislative Decree 108 as well as to Section 2:333 of the Dutch Civil Code (the “Dutch Code”). A separate report was prepared by the Board of Directors illustrating the main terms and conditions of the FNH Merger.

In the light of the structure of the envisaged Transaction, this Report was prepared by the Board of Directors having examined and reviewed both the FI Merger and the CNH Merger as a sequence of steps of the same Transaction, taking into consideration the overall impact on FI.

On February 21, 2013, the Board of Directors and the board of directors of FNH approved the common cross- border merger terms relating to the FNH Merger (the “FNH Merger Plan”) and the Board of Directors and the board of directors of DutchCo approved the common cross-border merger terms relating to the FI Merger (the “FI Merger Plan”). On the same date, the board of directors of DutchCo approved the merger proposal relating to the CNH Merger (the “CNH Merger Plan”), which was approved by the board of directors of CNH on February 25, 2013.

The FI Merger Plan will be submitted for approval to the FI shareholders and to DutchCo’s sole shareholder at the relevant extraordinary general meetings.

The CNH Merger Plan will be submitted for approval to the CNH shareholders and to DutchCo’s sole shareholder at the relevant extraordinary general meetings.

Public documents

In connection with the Transaction and pursuant to Article 2501-septies of the Italian Civil Code and Article 70, paragraph 1, of the Issuers’ Regulation, in addition to this Report and to the explanatory notes prepared by DutchCo, the following documents are published pursuant to the applicable laws and regulations and, in particular, the following documents are published on FI website (www.fiatindustrial.com) and made available for inspection at the offices of FI in Turin, Via Nizza 250 for the persons that statutory law enables so to do:

(i)	the FI Merger Plan;

(ii)
the expert report prepared by Reconta Ernst & Young S.p.A. (“RE&Y”) for the benefit of FI pursuant to Article 2501-sexies of the Italian Civil Code and Article 9 of the Legislative Decree 108 (the “FI Expert Report”) and the expert report prepared by BDO Audit & Assurance B.V. for the benefit of DutchCo, pursuant to Section 2:328, paragraphs 1 and 2, of the Dutch Code (“DutchCo Expert Report I”) on the exchange ratio for FI shares;

(iii)
the FI financial statements at December 31, 2102 (consisting of the FI yearly financial statements as of December 31, 2012) and the DutchCo financial statements at December 31, 2102, pursuant to Article 2501-quater of the Italian Civil Code and Section 2:314 of the Dutch Code;

(iv)
the 2010 and 2011 yearly financial statements of FI, together with the relevant reports attached thereto (as of the date of this Report, the 2012 yearly financial statements of FI are not approved yet by FI shareholders’ meeting); with regard to DutchCo, no financial statements are made available in the light of the fact that, as of the date of this Report, the first financial year is not closed yet.

The information document to be prepared pursuant to Article 70, paragraph 6, of the Issuers’ Regulation will be published at least 15 calendar days prior to the extraordinary shareholders’ meeting of FI called to resolve upon the FI Merger Plan in accordance with the applicable laws and regulations.

In addition to the above and taking into account the overall Transaction, the following documents will be published through FI corporate website (www.fiatindustrial.com):

(i)	the CNH Merger Plan;

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(ii)
the expert report prepared by Mazars Paardekooper Hoffman N.V. to the benefit of CNH (the “CNH Expert Report”) and the expert report prepared by BDO Audit & Assurance B.V. to the benefit of DutchCo (“DutchCo Expert Report II”) pursuant to Section 2:328, paragraphs 1 and 2, of the Dutch Code on the exchange ratio for CNH shares;

(iii)	the CNH financial statements at December 31, 2012 pursuant to Section 2:314 of the Dutch Code (consisting of the CNH yearly financial statements as of December 31, 2012);

(iv)
the 2009, 2010 and 2011 yearly financial statements of CNH, together with the relevant reports attached thereto (as of the date of this Report, the 2012 yearly financial statements of CNH are not approved yet by CNH shareholders’ meeting).

Purpose of the Transaction

The main objective of the Transaction is to simplify the FI group’s capital structure by creating a single class of liquid stock listed on the New York Stock Exchange (“NYSE”) and subsequently on the Mercato Telematico Azionario. The Board of Directors expects the following benefits from the Transaction:

•	create a single class liquid stock listed on the NYSE and the Mercato Telematico Azionario;

•	build a true peer to the major North American-based capital goods companies in both scale and capital market appeal;

•	increase liquidity and attract new capital goods-focused investor base and analyst coverage in the US;

•	capitalize on scarcity value deriving from being the only significant agricultural equipment player listed in Europe;

•	eliminate CNH illiquidity discount and achieve, over time, a valuation more in line with global capital goods peers;

•	improve credit profile and access a broader liquidity pool.

From a strategic and operational perspective, this Transaction will enable full integration of the businesses controlled by FI, which – once combined – shall represent the third-largest capital goods group in the world by equipment sales, consisting of CNH’s agricultural and construction equipment operations, Iveco trucks and commercial vehicles business and FPT Industrial’s broad variety of powertrain applications. The Board of Directors believes that, as a result of the Mergers, the full integration of the businesses would facilitate unrestricted access to the group’s know-how and the achievement of other benefits, among which:

•	CNH will secure full access to FPT Industrial’s engine know-how;

•
the creation of opportunities for the regional consolidation of Financial Services platforms and the common development of new infrastructures in developing markets; by sharing resources, IT platforms, and leveraging a larger scale of operations the companies will be able to more efficiently use their resources and will be more attractive to funding partners in developing markets;

•
the group will be able to acquire greater scale and fully leverage synergies in key emerging markets such as China, Brazil, and Argentina, translating into a more effective local execution in these countries;

•	FI will be able to leverage increased influence over service and content decisions made at CNH, resulting in more unity and consistency within the FI group.

Finally, this Transaction is expected to increase the group’s flexibility to pursue strategic transactions and reward long-term shareholding.

Exchange ratios

In connection with the FI Merger, the FI shareholders will receive, taking into account the effects of the overall Transaction, one (1) newly allotted share in DutchCo (having a nominal value of Euro 0.01 each) for each ordinary share held in FI (having a nominal value of Euro 1.57 each) (the “FI Exchange Ratio”). No cash consideration will be paid by DutchCo.

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In connection with the CNH Merger, the CNH shareholders (other than DutchCo, which will be the CNH parent company following completion of the FNH Merger and the FI Merger) will receive 3.828 newly allotted shares in DutchCo (having a nominal value of Euro 0.01 each) for each share held in CNH (having a nominal value of Euro 2.25 each) (the “CNH Exchange Ratio” and, together with the FI Exchange Ratio, the “Exchange Ratios”). No cash consideration will be paid by DutchCo.

The Exchange Ratios, approved by the Board of Directors and by the boards of directors of CNH and DutchCo, will be examined for the purpose of the issuance of the opinion on their fairness by the experts appointed pursuant to Article 2501-sexies of the Italian Civil Code, Article 9 of Legislative Decree 108 and Section 2:328, paragraph 1, of the Dutch Code. For further information on the Exchange Ratios, please refer to Section 3 below.

No consideration, either in cash or otherwise, will be paid by DutchCo to the shareholders of FI in connection with the FI Merger, other than as follows from the FI Exchange Ratio, and no consideration will be paid by DutchCo to the shareholders of CNH in connection with the CNH Merger, except for the CNH Exchange Ratio, as described under Section 8.1 of the CNH Merger Plan.

1.2            Conditions precedent

In addition to the approval by the shareholders of FI and CNH, the obligation by FI to execute the FI Merger and the obligation by CNH to execute the CNH Merger will be subject to the satisfaction of the following conditions precedent:

(i)
DutchCo common shares issuable to the holder of FI ordinary shares and CNH common shares as a result of the Mergers and pursuant to the exercise of any option, restricted share unit, performance unit or share appreciation right of FI and CNH (the “DutchCo Equity Incentives”) shall have been approved for listing on the NYSE, subject to official notice of issuance;

(ii)
no governmental entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order which is in effect and prohibits consummation of the Transaction in accordance with the Merger Agreement and no order shall have been enacted, entered, promulgated or enforced by any governmental entity which prohibits or makes illegal the consummation of the Mergers;

(iii)
the registration statement on Form F-4 (together with all amendments thereto, the “Registration Statement”) filed with the United States Securities and Exchange Commission (“SEC”) shall have been declared effective by the SEC under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”); no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or – to the knowledge of FI or CNH – threatened by the SEC;

(iv)
the amount of cash, if any, to be paid (a) to FI shareholders exercising cash exit rights in connection with FI Merger and/or (ii) to any creditors of FI pursuant to any creditor opposition rights proceeding against FI under Italian law, shall not exceed in the aggregate Euro 325 million;

(v)
the 60 day-period following the date upon which the resolution of the FI shareholders’ meeting have been registered with the Companies’ Register of Turin shall have expired or have been earlier terminated pursuant to the posting of a bond by FI sufficient to satisfy FI creditors’ claims, if any, without prejudice to Article 2503 of the Italian Civil Code;

(vi)
RE&Y shall have delivered to FI, in accordance with the applicable provisions of Italian law and applicable laws in the EU, the FI Expert Report with respect to the fairness of the exchange ratio under Section 3 below (a copy of which shall have been provided to CNH as soon as practicable upon delivery thereof to FI);

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(vii)
Mazars Paardekooper Hoffman N.V. shall have delivered to CNH, in accordance with the applicable provisions of Dutch law and applicable laws in the EU, the CNH Expert Report with respect to the fairness of the exchange ratio under Section 3 below (a copy of which shall have been provided to FI as soon as practicable upon delivery thereof to FI);

(viii)
CNH shall have received an opinion of McDermott Will & Emery LLP or other nationally recognized tax counsel (the choice of such other tax counsel must have been approv ed by the special committee of the board of directors of CNH in its reasonable discretion, the “Special Committee”) and FI shall have received an opinion of Sullivan & Cromwell LLP or other nationally recognized tax counsel, in each case as of the date on which the deed of merger is executed before a civil law notary, residing in the Netherlands (the “Closing Date”), to the effect that CNH Merger will qualify for U.S. Federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code (the “Intended Tax Treatment”). In rendering the opinions, each party’s tax counsel may require and rely upon (and may incorporate by reference) reasonable and customary representations and covenants, including those contained in certificates of officers of CNH and FI. For the avoidance of doubt, FI and CNH shall not choose to appoint the same tax counsel to render the above opinions;

(ix)	all actions necessary to cause each of the Mergers to become effective shall have been taken by DutchCo, FI, FNH and CNH;

(x)	the obligation of CNH to effect the CNH Merger is subject to the satisfaction or waiver (in writing) prior to the Closing Date of the following additional conditions:

(a)
Representations and warranties of FI. (i) The representations and warranties of FI set forth in the Merger Agreement that are qualified by reference to a material adverse effect (i.e., any change or effect – or any development that insofar as can be foreseen, is reasonably likely to result in any change or effect – that is or is likely to be materially adverse to the business, assets, financial condition or results of operations of FI or CNH, as the case may be, the “Material Adverse Effect”) shall be true and correct as of the date of the Merger Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); (ii) the representations and warranties of FI set forth in the Merger Agreement that are not qualified by reference to a Material Adverse Effect shall be true and correct as of the date of the Merger Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); provided, however, that notwithstanding anything herein to the contrary, this condition precedent shall be deemed to have been satisfied even if any representations and warranties of FI (other than those relating to the organization, standing and corporate power, relating to the capital structure and subsidiaries and those relating to the authority of FI, which must be true and correct in all material respects) are not so true and correct unless the failure of such representations and warranties of FI to be so true and correct, individually or in the aggregate, has had a Material Adverse Effect;

(b)	each of FI and DutchCo shall have performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Closing Date;

(c)
from the date of execution of the Merger Agreement to the Closing Date, there shall not have occurred any Material Adverse Effect on FI and its subsidiaries taken as a whole excluding CNH and its subsidiaries, taken as a whole;

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(xi)	the obligations of FI to effect the FI Merger are subject to the satisfaction or waiver (in writing) prior to the Closing Date of the following additional conditions:

(a)
Representations and warranties of CNH. (i) The representations and warranties of CNH set forth in the Merger Agreement that are qualified by reference to a Material Adverse Effect shall be true and correct as of the date of the Merger Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); (ii) the representations and warranties of CNH set forth in the Merger Agreement that are not qualified by reference to a Material Adverse Effect shall be true and correct as of the date of the Merger Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); provided, however, that notwithstanding anything herein to the contrary, this condition precedent shall be deemed to have been satisfied even if any representations and warranties of CNH (other than those relating to the organization, standing and corporate power, relating to the capital structure and subsidiaries and those relating to the authority of FI, which must be true and correct in all material respects) are not so true and correct unless the failure of such representations and warranties of CNH to be so true and correct, individually or in the aggregate, has had a Material Adverse Effect;

(b)	CNH shall have performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Closing Date;

(c)	from the date of execution of the Merger Agreement to the Closing Date, there shall not have occurred any Material Adverse Effect on CNH and its subsidiaries taken as a whole.

FI and CNH will communicate to the market information regarding the satisfaction of, or failure to satisfy, the above conditions precedent in accordance with the applicable laws and regulations. In particular, as set forth under the Merger Agreement, the obligation by FI to execute the FI Merger and the obligation by CNH to execute the CNH Merger was subject to the payment of the CNH Dividend (as defined below); to this end, the extraordinary shareholders’ meeting of CNH held on December 17, 2012 resolved upon the amendment of the CNH Articles of Association and the distribution of a special dividend to CNH stockholders in the amount of US$10.00 per common share (the “CNH Dividend”). As a result of the amendment to the Articles of Association, all of the common shares held by FNH were converted into common shares B. Accordingly, on December 28, 2012, the CNH Dividend was only paid to the non-FNH shareholders of CNH, as the holders of the CNH’s regular common shares.

Satisfaction or, to the extent permitted by applicable law, waiver of the conditions precedent set out above, will be evidenced between the Board of Directors and the board of directors of DutchCo in a written statement to be addressed by the Board of Directors to the DutchCo board of directors and vice versa, subject, with respect to FI, to prior approval by the extraordinary shareholders’ meeting of FI, where required.

In addition to the conditions precedent mentioned above, the FI Merger shall not have effect other than after:

(i)
a declaration shall have been received from the local court in Amsterdam, the Netherlands, that no creditor has opposed to the FI Merger pursuant to Section 2:316 of the Dutch Code or, in case of any opposition pursuant to Section 2:316 of the Dutch Code, such declaration shall have been received within one month of the withdrawal of the opposition or the discharge of the opposition having become enforceable; and

(ii)
delivery by the Italian public notary selected by FI of the pre-merger compliance certificate to the Dutch civil law notary, such certificate being the pre-merger scrutiny certificate in the meaning of EU Directive 2005/56/EC of the European Parliament and Council of October 26, 2005 on cross-border mergers of limited liability companies.

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1.3              Companies participating in the Transaction

1.3.1             FI CBM Holdings N.V.

–	Limited liability company (naamloze vennootschap) incorporated under the laws of the Netherlands;

–	official seat in Amsterdam, the Netherlands;

–	principal office address at Cranes Farm Road, Basildon, Essex SS14 3AD, United Kingdom;

–	issued share capital: Euro 50,000, fully paid-in, divided into no. 5,000,000 shares, having a nominal value of Euro 0.01 each; and

–	registration number with the Amsterdam Chamber of Commerce (Kamer van Koophandel): 56532474.

DutchCo will be, following completion of each FI Merger and CNH Merger, the incorporating company, will maintain its current legal form and official seat, and will therefore continue to be subject to the laws of the Netherlands.

At the time of completion of the FI Merger, DutchCo will retain its current corporate name, FI CBM Holdings N.V., in conformity with the draft articles of association of DutchCo as attached to the FI Merger Plan in Schedule 3.

However, the board of directors of DutchCo may propose to change DutchCo’s name subject to the authorisation of the shareholders’ meeting to be obtained before the date on which the DutchCo common shares are admitted to trading on the NYSE. If authorised by the shareholders’ meeting, the name of DutchCo will only be changed after the date of completion of the FI Merger. If so approved, the shareholders, creditors and other interested parties will be informed on the new name through publication on the corporate website of FI as soon as possible and, in any case, in time for communication of the new name to FI shareholders at the relevant extraordinary shareholders’ meeting which will resolve upon the FI Merger.

1.3.2              Fiat Industrial S.p.A.

–	Joint stock company (società per azioni) organized under the laws of the Republic of Italy;

–	registered office in Turin, Via Nizza 250;

–	share capital: Euro 1,919,433,144.74, fully paid-in, divided into no. 1,222,568,882 ordinary shares, having a nominal value of Euro 1.57 each and listed on the Mercato Telematico Azionario; and

–	VAT code, tax code and registration number with the Companies’ Register of Turin: 10352520018.

1.3.3             CNH Global N.V.

–	Public company (naamloze vennootschap) incorporated under the law of the Netherlands;

–	official seat in Amsterdam, the Netherlands;

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–	principal office address at Schiphol Boulevard 217, WTC Airport, 1118 BH Schiphol, the Netherlands;

–	issued share capital as of January 31, 2013: Euro 545,647,689, fully paid-in, divided into no. 242,510,084 shares, having a nominal value of Euro 2.25 each and listed on the NYSE;

–	registration number with the Amsterdam Chamber of Commerce (Kamer van Koophandel): 33283760;

–	tax code: NL805049873; and

–	VAT code: NL805049873 B01.

2	VALUES ATTRIBUTED TO FI AND CNH IN THE TRANSACTION FOR THE PURPOSE OF DETERMINING THE EXCHANGE RATIOS

2.1           Introduction

The Mergers will be carried out on the basis of the financial statements at December 31, 2012 for FI, CNH and DutchCo (as far as FI and CNH are concerned, the financial statements are the relevant 2012 yearly financial statements). The value of the assets and liabilities to be transferred to DutchCo as of the FI Effective Date will be determined on the basis of the relevant accounting net value as of the FI Effective Date. These assets and liabilities of FI are indicated as of December 31, 2012 in the financial statements prepared by the Board of Directors, it being understood that said financial statements are the 2012 yearly financial statements of FI.

For the purposes of the determination of the Exchange Ratios, the Board of Directors, the boards of directors of CNH and DutchCo, with the assistance of the respective financial advisors (i.e. Goldman Sachs International with respect to FI and J.P. Morgan and Lazard – who issued a fairness opinion on the Transaction – with respect to CNH), carried out a valuation with respect to the relevant Merging Companies, as described in Section 2.2. below.

2.2            Valuation approach and methodologies

In the context of a merger, the objective of the board of directors’ valuation is to estimate relative (rather than absolute) equity values in order to determine the exchange ratio; the estimated relative values should not be taken as reference in different contexts.

Best practice requires that companies involved in the merger are valued on the basis of consistent criteria, in order for the results of the relative valuation analysis to be fully comparable.

Moreover, the relative values of FI and CNH have been determined under the going-concern assumption and ignoring any potential economic and financial impacts of the Mergers.

Taking into account the objective of the valuation analysis, the criteria commonly used in the valuation practice, the features of the two companies and their listed status and finally the fact that FI already controls CNH, the following methodologies were applied by the FI Board of Directors:

•	analysis of market prices and premia paid in precedent transactions;

•	market multiples.

In the light of all the above and for the purpose of the analysis, the Board of Directors is not presenting absolute values attributed to FI and CNH but only the Exchange Ratios resulting from the estimate of relative values.

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2.3           Description of the valuation methodologies

Analysis of market prices

The analysis of market prices allows identifying the equity value of a company with the market value, i.e. the value recognized by the stock market where the shares are traded.

The methodology consists in valuing the shares of the company on the basis of the market price at a certain date or the average share price, registered on the stock exchange where the shares are traded, over a certain timeframe.

In particular, the choice of the timeframe used to compute the average needs to achieve a balance between the mitigation of possible short term volatility (a longer time horizon would be preferable) and the need to reflect the most recent market conditions and situation of the valued company (only recent prices should be considered).

Furthermore, the selected timeframe should only include prices which have not been influenced by rumors on the potential transaction or other distortive information (“undisturbed” prices).

Analysis of premia paid in precedent transactions

This methodology is based on the analysis of the premia to the trading share prices paid in precedent transactions.

The analysis need to take into consideration appropriate elements of comparability when selecting precedent transactions: (i) the business or industry in which the target company is active, (ii) the stock market where it is listed, (iii) the existence of a majority shareholder or (iv) the stake to be acquired through the contemplated transaction represent some of the criteria relevant for the selection.

Furthermore, precedent premia have to be computed with respect to undisturbed trading prices to ensure significance and comparability of the analysis; the selected premium is then applied to the valued company undisturbed share price.

Analysis of market multiples

The market multiples methodology assumes that the value of a company can be determined by using market information for companies with similar characteristics as the one being valued.

The methodology derives the value of a company from the market valuation of comparable companies, and in particular determining the ratio between comparable companies’ market values and certain financial metrics (e.g. revenues, EBITDA, earnings, cash flows) and then applying the determined multipliers to the corresponding financial figures of the company being valued in order to determine its value.

The main steps in the application of this methodology are: (i) the definition of the reference sample of comparable companies; (ii) the choice of the appropriate multiples; (iii) the calculation of the multiples for the comparable companies and identification of the range of values to be applied to the company being valued; and (iv) application of the determined multiples to the corresponding financial figures of the company being valued.

Calculation of the multiples requires the observation of the market value of a company, which can either be the equity value or the enterprise and the identification of a consistent financial metric. Furthermore, companies’ financial metrics and values have to be appropriately adjusted in order to ensure that multiples are calculated consistently across all companies in the sample, taking into account – if necessary – differences in accounting policies, financial structure etc.

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3	EXCHANGE RATIOS ESTABLISHED AND CRITERIA ADOPTED TO DETERMINE THE RATIOS

3.1            Introduction

The combination of FI and CNH will be accomplished through the merger of, respectively, FI and CNH with and into DutchCo and the concurrent issuance of DutchCo shares to FI and CNH shareholders (other than DutchCo, which will be the parent company following the completion of the FNH Merger and of the FI Merger), in exchange for shares to be cancelled.

On the basis of the assumption that the FI shareholders would receive one (1) DutchCo share for each FI ordinary share owned and cancelled, the Board of Directors analysed, in the context of the overall Transaction, the relative valuation of FI and CNH, aimed at determining the exchange ratio between CNH shares and FI shares or, equivalently (given the exchange ratio of one DutchCo share for each FI share), between CNH shares and DutchCo shares.

3.2           Application of the selected methodologies

Analysis of market prices and premia paid in precedent transactions

The first step in the analysis of market prices related to the identification of undisturbed prices. For this reason, closing prices following April 4, 2012 have been ignored, April 4, 2012 being the last trading day before the extraordinary meeting of FI held on April 5, 2012, during which the matter of a potential restructuring of FI/CNH group structure and elimination of the CNH minorities was first raised publicly by the Chairman of FI.

With reference to the timeframe of the analysis, 1-month and 3-month averages to April 4, 2012 have been taken into consideration in addition to the spot prices as of April 4, 2012.

The table below shows the spot CNH Exchange Ratio as of April 4, 2012 and the 1-month and 3-month average of the Exchange Ratio to April 4, 2012. In order to calculate the CNH Exchange Ratio, CNH market prices have been converted into Euros, on a daily basis, at the EUR/USD closing exchange rate.

Analysis of Market Prices – Exchange Ratio
April, 4 2012	3.890x
1-month average	3.828x
3-month average	4.127x

Market data source: Bloomberg – closing prices

The Board of Directors has then taken into consideration premia paid in precedent transactions.

The Board of Directors has deemed appropriate to recognize a premium to CNH minorities in consideration of the expected benefits of the Transaction, which can only be achieved through the completion of the Mergers, among which: (i) simplification of group structure, (ii) presentation to the market of DutchCo as major integrated capital goods player, (iii) improved access to the US capital markets and (iv) as a consequence of these and other benefits, creation of a better platform from which to pursue strategic growth opportunities (for an in-depth analysis of expected benefits refer to Section 1 above).

In order to ensure the required comparability, precedent transactions considered consist of a set of offers to minority shareholders of NYSE-listed companies, starting from 2005.

The table below shows the average and median premium paid in the set of transactions considered.

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Premia Paid in Precedent Transactions
Premia Average	26.6%
Premia Median	26.3%

Source of data for the calculation: Thomson Reuters, Factset, public information

Market multiples

The Board of Directors has applied the market multiples methodology in order to compare the implied CNH multiples with those of comparable companies active in the capital goods industry, valuing CNH equity on the basis of the terms of the final offer extended to CNH’s Special Committee on November 19, 2012.

The comparison between CNH implied multiples (calculated assuming the current net cash position of CNH and also on the basis of a normalized net financial position to take into account the difference between cash and debt yields) and the peers’ market multiples, gave comfort to the Board of Directors as CNH implied multiples resulted lower or broadly in line with the peers’ multiples.

3.3            Exchange Ratios established

Considering the results of the valuation methodologies applied, the Board of Directors has resolved to propose the FI Exchange Ratio of one DutchCo share for each FI ordinary share and the board of directors of CNH and DutchCo have resolved to propose the CNH Exchange Ratio of 3.828 new DutchCo shares for each CNH common share; the payment of a US$10 extraordinary dividend for each CNH common share, paid in cash prior to, and irrespective of, the completion of the overall Transaction, has been resolved by the extraordinary shareholders’ meeting of CNH and the CNH Dividend was paid to the CNH shareholders other than FNH as indicated under Section 1.2 above. A US$10 dividend per CNH common share implies a 25.6% premium on the implicit value of the CNH Exchange Ratio1.
3.4           Difficulties and limits faced in evaluating the share Exchange Ratios

Pursuant to Article 2501-quinquies of the Italian Civil Code, for the purpose of the valuation analysis described above, the (i) particular characteristics of the Merging Companies and (ii) the typical challenges arising from the application of the valuation methodologies adopted to determine the Exchange Ratios, have been taken into account.

In particular:

a)
the analysis of market prices and premia paid in precedent transactions triggers certain valuation challenges, including: (i) notwithstanding the different timeframes considered in the analysis, insufficient liquidity and/or market volatility driven by events which are not strictly related to the specific securities may affect market prices; (ii) the set of precedent transactions has been selected taking into account elements of comparability to the contemplated transaction; however, any transaction presents its own specific features and characteristics;

b)
the analysis of market multiples is based on a sample of companies operating in the capital goods industry; the Board of Directors believes that this sample represents the best reference benchmark from a comparative perspective. However, each of these companies has its own characteristics and features and none of the selected companies can be considered entirely comparable to the valued company.

________________
1	Implied value calculated on the basis of prices as of November 16, 2012, the last trading day before the submission of FI’s final offer to the Special Committee of CNH.

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4	ALLOCATION OF SHARES IN DUTCHCO TO THE SHAREHOLDERS OF FI AND CNH AND DATE OF DISTRIBUTION ENTITLEMENT

Upon completion of the Transaction, DutchCo will issue common shares having a nominal value of Euro 0.01 each, for allocation to the shareholders of FI and to shareholders of CNH (other than DutchCo, which will be the parent company following the completion of the FNH Merger and of the FI Merger), in exchange for their existing shares of FI and CNH, on the basis of the established Exchange Ratios, as specified under Section 3 above (the “DutchCo Common Shares”).

The assigned DutchCo Common Shares – to be listed on the NYSE and subsequently on the Mercato Telematico Azionario – will be issued in dematerialized form and delivered to shareholders through the centralized clearing system with effect from the FI Merger Effective Date and the CNH Merger Effective Date, as the case may be (as defined in Section 5 below). Further information on the conditions and procedure for allocation of the assigned DutchCo Common Shares shall be included in a notice published on the websites of FI and CNH, as well as on the daily newspaper La Stampa. The shareholders of FI and CNH will bear no costs in relation to the exchange.

No fractional DutchCo Common Shares shall be allotted to the CNH shareholders as part of the CNH Exchange Ratio. DutchCo will appoint an intermediary to pay the relevant amount to those holders of DutchCo’s Common Share who would have been entitled to receive fractional DutchCo Common Shares.

As a result of the Transaction, the shares held by FI in DutchCo and all CNH shares will be cancelled by operation of Italian and Dutch law and all the existing business activities, shareholdings and other assets of FI and CNH will be transferred to DutchCo. The DutchCo Common Shares issued in relation to the exchange will be entitled to a regular dividend as from January 1, 2013.

As better explained in the FI Merger Plan and its annexes, in connection with the Transaction, immediately upon the FI Merger Effective Date and the CNH Merger Effective (as defined below under Section 5), as the case may be, DutchCo will issue special voting shares with a nominal value of Euro 0.01 each, to those eligible shareholders of FI and CNH, as the case may be, who elect to receive such special voting shares upon completion of FI Merger and CNH Merger respectively in addition to DutchCo Common Shares they will receive, provided they meet the conditions described in greater detail in the DutchCo Articles of Association as attached to the FI Merger Plan and the Special Voting Share Terms as defined in and attached to the Merger Agreement, to be made available on the FI corporate website.

The special voting shares will be assigned to those FI and CNH shareholders who shall have complied with certain requirements, including – without limitation: (i) the requirement to have been present or represented (by proxy) at the relevant extraordinary shareholders’ meeting of FI or, as the case may be, at the extraordinary shareholders’ meeting of CNH resolving upon the relevant Merger; (ii) the requirement to hold common shares in the share capital of FI or CNH, as the case may be, continuously from the record date concerning the extraordinary shareholders’ meeting of FI or the record date concerning the extraordinary shareholders’ meeting of CNH to the FI Merger Effective Date or the CNH Merger Effective Date respectively; (iii) the requirement to submit a duly completed form (requesting DutchCo to register some or all of the DutchCo Common Shares to be acquired by such person on the occasion and as a result of the FI Merger or CNH Merger in the Loyalty Register, as defined below, and applying for a corresponding number of special voting shares) together with a duly completed power of attorney; and (iv) the requirement to submit an initial broker confirmation statement (attesting the uninterrupted holding of FI or CNH common shares from the record date concerning the extraordinary shareholders’ meeting of FI or the record date concerning the extraordinary shareholders’ meeting of CNH to the FI Merger Effective Date or the CNH Merger Effective Date respectively) on or prior to the FI Merger Effective Date or CNH Merger Effective Date.

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The common shares of DutchCo in respect to which special voting shares are allocated (“Qualifying Common Shares”) will be registered in a separate register (the “Loyalty Register”) of DutchCo and, for so long as they remain in such register, such Qualifying Common Shares cannot be sold, disposed of, transferred, pledged or subjected to any lien, fixed or floating charge or other encumbrance.

Following the completion of the Transaction, DutchCo eligible shareholders seeking to qualify to receive special voting shares can also request to have their DutchCo Common Shares registered in the Loyalty Register by submitting a specific request to this end. As per the date on which a DutchCo Common Share has been registered in the Loyalty Register in the name of one and the same shareholder or its loyalty transferee for an uninterrupted period of 3 years, such DutchCo Common Share will become a Qualifying Common Share and the holder thereof will be entitled to acquire one special voting share in respect of such Qualifying Common Share, provided they meet the conditions described in greater detail in the documents referred to above.

5	EFFECTIVENESS OF THE TRANSACTION FOR THE PURPOSES OF THE DUTCHCO FINANCIALS STATEMENTS

Pursuant to Article 15 of Legislative Decree 108 and Section 2:318 of the Dutch Code and subject to the completion of the pre-merger formalities set forth in the Merger Agreement, the FI Merger will be effective at 00.00 CET following the date on which the FI deed of merger is executed before a civil law notary, residing in the Netherlands (the “FI Merger Effective Date”). As per the FI Merger Effective Date, FI will cease to exist as standalone legal entity and DutchCo will acquire, under universal succession, all the assets and liabilities, real and movable assets, tangible and intangible assets belonging to FI. The Amsterdam Chamber of Commerce will subsequently inform the Companies’ Register of Turin as to the effectiveness of the FI Merger.

The assets, liabilities and other legal relationships of FI will be reflected in the accounts and other financial reports of DutchCo as of January 1, 2013 and therefore the accounting effects of the Transaction will be recognized in DutchCo’s accounts from that date.

Pursuant to Section 2:318 of the Dutch Code and subject to the completion of the pre-merger formalities set forth in the Merger Agreement, the CNH Merger will be effective at 00.00 CET following the date on which the CNH deed of merger is executed before a civil law notary, residing in the Netherlands (the “CNH Merger Effective Date”), provided that said CNH merger deed will be executed on the FI Merger Effective Date. As per the CNH Merger Effective Date, CNH will cease to exist as standalone legal entity and DutchCo will acquire, under universal succession, all the assets and liabilities, real and movable assets, tangible and intangible assets belonging to CNH.

The assets, liabilities and other legal relationships of CNH will be reflected in the accounts and other financial reports of DutchCo as of January 1, 2013, and therefore the accounting effects of the Transaction will be recognized in DutchCo’s accounts from that date.

On the basis of the above, the FI Merger Effective Date and the CNH Merger Effective Date are expected to occur during 2013. DutchCo’s Common Shares issued as of the FI Merger Effective Date and the CNH Merger Effective Date, as the case may be, will bear rights as of January 1, 2013 and, therefore, the rights to dividends, if any are declared, shall accrue for the benefit of shareholders of DutchCo Common Shares as of January 1, 2013.

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6            ACCOUNTING TREATMENT APPLICABLE TO THE TRANSACTION

FI prepares its consolidated financial statements in accordance with IFRS, while CNH prepares its consolidated financial statements in accordance with U.S. GAAP. Following the Mergers, DutchCo will prepare its consolidated financial statements in accordance with IFRS. Under IFRS, the Transaction consists of a reorganization of existing legal entities which does not give rise to any change of control and the acquisition of shares held by CNH’s minority shareholders and FI’s shareholders in exchange for newly- issued shares in DutchCo, whose entire share capital is currently held by FI; therefore, the Transaction is outside the scope of application of IFRS3 – Business Combinations. Accordingly, the assets and liabilities of FI and CNH will be recognized by DutchCo at the carrying amounts recognized in the consolidated financial statements of FI prior to the Transaction.

Any difference between the fair value of the newly-issued shares in DutchCo and the carrying value of the non-controlling interests attributable to the minority shareholders of CNH will also be recorded as an equity transaction.

As anticipated, pursuant to Section 2:321 of the Dutch Code, the accounting effects of the Transaction will be recognized in DutchCo’ accounts from January 1, 2013.

7            TAX IMPACTS OF THE TRANSACTION FOR DUTCHCO

From a tax perspective, the FI Merger should be qualified as a cross-border merger transaction within the meaning of Article 178 of the DPR no. 917 of 1986 (“CTA”), implementing the Directive 90/434/EC dated July 23, 1990. Following the Transaction, DutchCo intends to maintain a permanent establishment in Italy, to which the direct shareholdings owned by FI prior to the FI Merger in the Italian subsidiaries will be assigned.

The FI Merger is tax neutral with respect to the FI’s assets that will remain connected with the Italian permanent establishment. Conversely, such FI Merger will trigger the realization of capital gains or losses embedded in FI’s assets that will not be connected with the Italian permanent establishment. A decree allowing to suspend the taxation of capital gains or losses embedded in transactions triggering the change of the tax residence in an EU country pursuant to Article 166 of the CTA is going to be enacted. Nevertheless, on the basis of the current positions, such rules will likely exclude cross-border merger transactions from the suspension’s benefit. The regulations relating to the tax residence’s transfer will be monitored and subject to further evaluations as to the applicability of the suspension’s benefit for the capital gains or losses embedded in cross-border mergers.

A mandatory ruling request should be submitted to the Italian tax authorities in respect of the FI Merger, in order to ensure the continuity, via the Italian permanent establishment, of the fiscal unit currently in place between FI and FI Italian subsidiaries. The outcome of such ruling request is uncertain. It is possible that the carriedforward tax losses generated by the fiscal unit would become restricted losses and they could not be used to offset the future taxable income of the fiscal unit. In addition, it should be noted that no receivables were registered on carriedforward tax losses in relation to positive deferred taxes.

According to Italian tax laws, the FI Merger will not trigger any taxable event for Italian income tax purposes for FI Italian shareholders and the tax value of FIl shares will be assigned folloing the FI Merger to DutchCo’s shares.

The FI Merger will not trigger any material impact on the absorbing Dutch company, DutchCo.

8	SHAREHOLDER STRUCTURE AND CONTROL OF DUTCHCO SUBSEQUENT TO THE TRANSACTION

The following table shows the current percentage interest of major shareholders in FI and CNH (i.e., shares representing 2% or more of voting rights) as of January 31, 2013 on the basis of the publicly available information and taking into account the relevant regulations applicable to CNH.

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FI shareholders (*)%
Exor S.p.A.	30.013%
Harris Associates LP	5.027%
Fiat S.p.A.	2.799%
Government of Singapore Investment Corporation Pte Ltd	2.548%
Other shareholders (**) (***)	56.83%
CNH shareholders
FNH	87.42%
Other shareholders (***)	12.58%
(*)	FI owns no. 8,559 treasury shares representing 0.0007% of its share capital.
(**)
Reports by shareholders to the company and Consob may be not updated and, in particular, in certain cases have not been adjusted to reflect the conversion of FI saving shares and preference shares effective as of May 21, 2012.

(***)	“Other shareholders” includes directors owning shares of FI or CNH, as the case may be.

The following table shows the expected percentage interest of major shareholders in DutchCo (i.e., shares representing 2% or more of voting rights) following the FI Merger Effective Date and CNH Merger Effective Date, respectively, on the basis of the publicly available information and taking into account the relevant regulations applicable to CNH. The calculation is based on the proposed Exchange Ratios and on the assumption that share ownership in FI and CNH remain unchanged until that dates. The calculation has been made regardless of the effect deriving from the allocation of the special voting shares. For information regarding the special voting shares issued by DutchCo and the relevant impact on the DutchCo shareholding structure, please refer to Section 4 above.

DutchCo’s shareholders	%
Exor S.p.A.	27.397%
Harris Associates LP	4.589%
Fiat S.p.A.	2.555%
Government of Singapore Investment Corporation Pte Ltd	2.326%
Total other shareholders	63.133%

9            EFFECT OF THE TRANSACTION ON SHAREHOLDER AGREEMENTS

On December 11, 2012, an agreement was entered into between Exor S.p.A. and CNH and such agreement was then published; this agreement provides for the obligation by Exor S.p.A. towards CNH to attend and favorably vote at any shareholders’ meeting of FI called to resolve upon the Transaction.

On the basis of the publicly available information, it is, therefore, assumed that the Transaction may not have an impact on such agreement.

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10	EVALUATIONS ON THE CASH EXIT RIGHTS – SHAREHOLDERS ENTITLED TO EXERCISE CASH EXIT RIGHTS

FI shareholders who do not vote in favor of the FI Merger Plan will be entitled to exercise their cash exit rights pursuant to:

(i)	Article 2437, paragraph 1, letter (c) of the Italian Civil Code, given that FI’s registered office is to be transferred outside Italy;

(ii)	Article 2437-quinquies of the Italian Civil Code, given that FI’s shares will be delisted; and

(iii)	Article 5 of Legislative Decree 108, given that DutchCo is organized and managed under the laws of a country other than Italy (i.e., the Netherlands).

Given that those events will only occur upon the execution of the Transaction, as stated in the FI Merger Plan, the exercise of the cash exit rights by FI shareholders is conditional upon the Transaction becoming effective.

Pursuant to Article 2437-bis of the Italian Civil Code, qualifying shareholders may exercise their cash exit rights, in relation to some or all of their shares, by sending a notice via registered mail (the “Notification”) to the registered offices of FI no later than 15 days following registration of the resolution approving the Merger Plan with the Companies’ Register of Turin. Notice of the registration will be published on the daily newspaper La Stampa and on the corporate website of FI.

In addition to the conditions/instructions provided below and the provisions of Article 127-bis of Legislative Decree no. 58/1998, shareholders exercising their cash exit rights must deliver the specific communication to be issued by an authorized intermediary stating the continuous ownership of the shares on which the shareholder has exercised his cash exit right immediately prior to the relevant general meeting at which the resolution triggering the cash exit rights was passed being held up to the date of the Notification. Further details to exercise the withdrawal right will be provided to FI shareholders in accordance with the applicable laws and regulations.

Subject to the Transaction becoming effective, the redemption price payable to shareholders exercising the cash exit right will be determined pursuant to Article 2437-ter, paragraph 3, of the Italian Civil Code; in accordance with such provision, the redemption price will represent the arithmetic average of the daily closing price of FI’s ordinary shares for the 6-month period prior to the date of publication of the notice calling the FI extraordinary general meeting to vote on the FI Merger Plan. FI will provide shareholders with information relating to the redemption price in accordance with the applicable laws and regulations.

Following expiry of the period during which the cash exit rights may be exercised, once the Transaction has become effective, settlement of the shares submitted for redemption will proceed in accordance with the procedures indicated in Article 2437-quater of the Italian Civil Code.

As anticipated, the exercise of the cash exit rights by qualifying FI shareholders will be subject to the completion of the Transaction. Accordingly, if the aforesaid conditions are not met, the offer and the possible subsequent redemption of the relevant exit shares by FI will not take place or become effective, unless the conditions precedent are waived (to the extent possible).

11	IMPACT OF THE TRANSACTION ON SHAREHOLDERS, CREDITORS AND EMPLOYEES

Pursuant to Article 8 of the Legislative Decree 108, the impact of the FI Merger with and into DutchCo with respect the current FI’s shareholders, creditors and employees is described below.

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11.1            Impact of the Transaction on the shareholders

As to the new shareholder structure and control of DutchCo subsequent to the Transaction, please refer to Section 8 above, while as to the tax impacts on shareholders, please refer to Section 7 above.
With respect to the rights and obligations of a shareholder of a Dutch company (i.e., DutchCo), whose shares are listed on the NYSE and on the Mercato Telematico Azionario, please refer to the DutchCo Articles of Association attached to the FI Merger Plan.

11.2            Impact of the Transaction on creditors

FI creditors whose claims preceed the registration of the FI Merger Plan with the Companies’ Register of Turin will be entitled to oppose the FI Merger pursuant to Article 2503 of the Italian Civil Code within 60 days of the registration provided for by Article 2502-bis of the Italian Civil Code, unless such period is terminated earlier pursuant to the posting of a bond by FI sufficient to satisfy FI creditors’ claims, if any, without prejudice to Article 2503 of the Italian Civil Code. Also in case of opposition, the competent Court – if it deems the risk of prejudice to creditors ungrounded or where the company has posted a bond sufficient to satisfy creditors’ claims – may nonetheless authorize the Mergers despite the opposition, pursuant to Article 2503 of the Italian Civil Code.

DutchCo creditors have the right to oppose the proposed FI Merger and CNH Merger by filing a formal objection to the FI Merger Plan or the CNH Merger Plan with the local court of Amsterdam, the Netherlands pursuant to Section 2:316 of the Dutch Code, within a period of one month starting the day following the day of public announcement of the filing of the FI Merger Plan or CNH Merger Plan as the case may be in a newspaper with national circulation in the Netherlands. DutchCo must provide sufficient security to any opposing creditor unless the court finds that the opposing creditor has not sufficiently proven that the financial state of the incorporating company (i.e., DutchCo) will provide less safeguard that its claim will be settled than before the FI Merger or the CNH Merger. If creditor’s opposition was filed in time (i.e., before the end of the month period) the notarial deed of merger may not be executed unless the court ruling to release the oppostion has immediate effect or the opposition was withdrawn.

CNH creditors have the right to oppose the proposed CNH Merger by filing a formal objection to the CNH Merger Plan with the local court of Amsterdam, the Netherlands pursuant to Section 2:316 of the Dutch Code, within a period of one month starting the day following the day of public announcement of the filing of the CNH Merger Plan in a newspaper with national circulation in the Netherlands. DutchCo must provide sufficient security to any opposing creditor unless the court finds that the opposing creditor has not sufficiently proven that the financial state of the incorporating company (i.e., DutchCo) will provide less safeguard that its claim will be settled than before the CNH Merger. If creditor’s opposition was filed in time (i.e., before the end of the month period) the notarial deed of merger may not be executed unless the court ruling to release the oppostion has immediate effect or the opposition was withdrawn.

11.3            Impact of the Transaction on employees

Article 19 of Legislative Decree 108 regulating participation of employees is not applicable to the Transaction as the incorporating company is non an Italian company (i.e., DutchCo) and none of FI, DutchCo, CNH and FNH are managed under an employee participation system pursuant to Article 2(1)(m) of the Legislative Decree no. 188 of August 19, 2005 or in the meaning of EU Directive 2005/56/EC of 26 October 2005 on cross-border mergers of limited liability companies. FI will carry out the consultation procedure set out under Article 47 of Italian Law no. 428 of December 29, 1990, as amended. Additionally, in accordance with the provisions of Article 8 of Legislative Decree 108, this Report will be made available to FI’s employees at least 30 days prior to the final approval of the FI Merger.

FI has adopted a stock grant plan named “Fiat Industrial Long Term Incentive Plan”. For each right held, the beneficiaries of said stock grant plan shall be awarded a comparable right with respect to an equitable number of DutchCo Common Shares.

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CNH has issued certain restricted share units, performance share units, options and other equity awards to directors, managers and employees of its group companies under the CNH equity incentive plan and the directors’ compensation plan (the “CNH Equity Rights)”. In connection with the CNH Merger and with effect from the CNH Merger Effective Date, the CNH Equity Rights will be awarded comparable rights to an appropriate number of DutchCo Common Shares, taking into account the applicable Exchange Ratio and the payment of the CNH Dividend (in this respect, on January 28, 2013, CNH approved required equitable adjustments to outstanding CNH Equity Rights relating to the reduction of the exercise prices and the increase of (i) number of outstanding shares for stock options and (ii) number of unvested shares for performance shares and restricted shares, to maintain the pre-dividend fair value).

12 PROPOSED RESOLUTION

The proposed resolution is attached to this Report.

* * * * *

February 21, 2013

On behalf of the Board of Directors

/s/ Sergio Marchionne

Sergio Marchionne

CHAIRMAN

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Proposal of resolution

The extraordinary shareholders’ meeting of

“Fiat Industrial S.p.A.”,

resolves

1)
to approve the common cross-border merger plan relating to the merger by absorption of “Fiat Industrial S.p.A.” with and into its wholly-owned subsidiary “FI CBM Holdings N.V.”, with official seat in Amsterdam, the Netherlands, registered with the Amsterdam Chamber of Commerce under no. 56532474, that, as a result of the merger:

a)
will cancel all the 5,000,000 (five million) shares with a nominal value of Euro 0.01 (zero Euro cent) each, owned by the absorbing company, and will issue up to no. 1,222,568,882 (one billion two hundred twenty-two million, five hundred sixty-eight thousand eight hundred eighty-two) new common shares with a nominal value of Euro 0.01 (zero Euro cent) each, entitling to the relevant rights effective as of January 1st, 2013, to be allotted, in dematerialized form, in favour of the shareholders of the absorbed company, other than the company itself, with an exchange ratio of no. 1 (one) new share for each share held, without any cash consideration, save for the cash exit right pursuant to Articles 2437, first paragraph letter c) and 2437-quinquies of the Italian Civil Code and pursuant to Article 5 of Legislative Decree 108/2008;

b)
will issue special voting shares with nominal value of Euro 0.01 (one Euro cent) each, to be allotted to the eligible shareholders of the absorbed company, other than the company itself, who opted to receive such special voting shares in addition to the common shares, it being understood that such shares will not be part of the exchange ratio;

all as reported in the by-laws of the absorbing company attached as annex no. 3 to the merger plan;

2)
to establish that the merger by absorption of “Fiat Industrial S.p.A.” with and into its wholly-owned subsidiary “FI CBM Holdings N.V.” and the payment of the cash exit rights referred to under no. 1) above shall occur only if, before the execution of the merger deed, the conditions precedent set forth under Section 17 of the merger plan – published pursuant to the applicable laws and regulations together with the relevant documentation – have been satisfied (or waived, to the extent permitted by applicable laws);

3)
to acknowledge that, after the above mentioned merger, “FI CBM Holdings N.V.” will merge by absorbing its subsidiary “CNH Global N.V.”, with official seat in Amsterdam, the Netherlands, registered with the Amsterdam Chamber of Commerce under no. 33283760, by issuing, in a dematerialized form, common shares to be allotted to the shareholders of “CNH Global N.V.”, other than the absorbing company, with an exchange ratio of no. 3.828 (three point eight hundred twenty-eight) new common shares, entitling to the relevant rights as of January 1st, 2013, for each share held in “CNH Global N.V.”, without any cash consideration;

4)
to grant the Board of Directors with any and all authority and power necessary or even only appropriate in order to waive the satisfaction of the conditions precedent to the effectiveness of the merger, as indicated in the merger plan, with the sole exclusion of the conditions precedent set forth by Section 17.1 no. (i), (ii), (iii), (v), (vi), (vii), (viii) and (x) and by paragraph 17.2 of the same merger plan, whose satisfaction shall be considered to be not waivable by the board of directors of the company;

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5)
to grant the current members of the Board of Directors, severally and not jointly, having the power and authority to appoint special attorneys to this end, with all the other necessary powers in order to execute the merger, in compliance with the applicable laws and the contents of the above mentioned merger plan, with the power and authority – in particular – to verify and ascertain the satisfaction of each condition precedent referred to under the merger plan and to issue and sign deeds and statements with reference to this satisfaction, to establish the effects of the transaction, to execute and sign deeds and documents in general and to carry out everything is deemed necessary or even only appropriate in order to properly execute the transaction.

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Schedule 2

BOARD REPORT TO COMMON CROSS-BORDER MERGER TERMS DRAWN UP BY THE BOARD OF DIRECTORS OF:

FI CBM HOLDINGS N.V., a company with limited liability (naamloze vennootschap) incorporated under the laws of the Netherlands, having its official seat in Amsterdam, the Netherlands and having its office address at Cranes Farm Road, Basildon, Essex SS14 3AD, United Kingdom, registered with the Trade Register of the Amsterdam Chamber of Commerce (Kamer van Koophandel) under number: 56532474 (DutchCo).

1.            CONSIDERING THAT:

1.1
The boards of directors of DutchCo and Fiat Industrial S.p.A. (FI) have drawn up Common Cross-Border Merger Terms in order to establish a cross-border legal merger within the meaning of the provisions of EU Directive 2005/56/EC of the European Parliament and Council of October 26, 2005 on cross-border mergers of limited liability companies, implemented for Dutch law purposes under Title 2.7 of the Dutch Civil Code (the DCC) and transposed into Italian law by Italian Legislative Decree no. 108 of May 30, 2008 (Legislative Decree 108), whereby FI will cease to exist and DutchCo will acquire all assets and assume all liabilities of FI under universal title of succession (verkrijging onder algemene titel) (the FI Merger), also on the basis of the terms and conditions of the merger agreement executed by and between DutchCo, FI, CNH Global N.V. (CNH) and Fiat Netherlands Holding N.V. (FNH) and dated November 25th 2012 (the Merger Agreement).

1.2
In addition to the FI Merger, the Merger Agreement also relates to (i) the cross-border legal merger of FNH with and into FI (the FNH Merger) and (ii) the domestic Dutch law legal merger of CNH with and into DutchCo (the CNH Merger). The FI Merger and the CNH Merger and the related arrangements in the Merger Agreement will hereinafter be referred to as the Transaction, and DutchCo, FI, CNH and FNH are hereinafter jointly referred to as the Merging Companies.

1.3
In accordance with the terms of the Merger Agreement, the Common Cross-Border Merger Terms have been prepared based on the assumption that all three mergers referred to in Section 1.12 above, will be executed as follows:

1.
the FNH Merger represents a preliminary step in the overall Transaction and will be completed regardless of the completion of said overall Transaction, on a certain day prior to the day on which the notarial deed in respect of the FI Merger (the FI Merger Deed) will be executed;

2.
pursuant to the provisions of Articles 4 and 15, paragraph 3, of the Italian Legislative Decree 108 and Section 2:318 of the DCC, the FI Merger shall be executed in accordance with the relevant provisions of Dutch law and as such will become effective at 00.00 AM CET following the day on which the FI Merger Deed is executed before a civil law notary, officiating in the Netherlands (the FI Merger Effective Date); and

3.
the CNH Merger will be the final merger. The notarial deed relating to the CNH Merger will be executed on the date on FI Merger Effective Date. In accordance with the relevant provisions of Title 2.7 of the DCC, the CNH Merger will become effective at 00.00 AM CET following the FI Merger Effective Date (the CNH Merger Effective Date).

1.4
In the light of the structure of the envisaged Transaction, this board report was prepared by the board of directors of DutchCo having examined and reviewed both the FI Merger and the CNH Merger as a sequence of steps of the same Transaction, taking into consideration the overall impact on FI and DutchCo.

2.            REASONS FOR THE CROSS-BORDER MERGER

The Board considers the FI Merger to be necessary for the following reasons:

(a)	Corporate structure

The main purpose of the Transaction is to streamline the corporate structure of the FI group. Following completion of the Transaction, all existing business activities, shareholdings and other assets belonging to, as well as liabilities pertaining to FI, FNH and CNH will be consolidated into (or controlled by, as the case may be) one single legal entity (i.e., DutchCo).

(b)	Capital structure

FI is currently listed on the Mercato Telematico Azionario organised and managed by Borsa Italiana S.p.A. (Mercato Telematico Azionario) and CNH is listed on the New York Stock Exchange (NYSE). The Transaction is also intended to simplify the capital structure of the FI group by creating a single class of liquid stock listed on the NYSE and on the Mercato Telematico Azionario. Completion of the Transaction will be subject to, inter alia, approval for listing of the common shares of DutchCo (the DutchCo Common Shares) on the NYSE. To this end, DutchCo shall prepare and file: (i) with the United States Securities and Exchange Commission (the SEC) a registration statement on Form F-4 (together with all amendments thereto, the Registration Statement), in connection with the registration under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the Securities Act) of DutchCo’s Common Shares and DutchCo’s special voting shares and (ii) with the NYSE a listing application for the listing of DutchCo’s common shares.

In addition, an equivalent document (documento di equivalenza) will be prepared and submitted to the supervisory authority in order to obtain the authorization to publish such equivalent document in connection with the listing of DutchCo Common Shares on the Mercato Telematico Azionario and, for the purpose of the above listing, the relevant application will be submitted to Borsa Italiana S.p.A.

3.            EXPECTED CONSEQUENCES FOR THE ACTIVITIES

The FI Merger is not expected to have any consequences with respect to the activities, since DutchCo will continue all activities of FI, together with the activities DutchCo will acquire as a result of the completion of the FNH Merger and the CNH Merger.

4.           COMMENTS ON THE LEGAL, ECONOMIC AND SOCIAL ASPECTS

4.1           Legal perspective:

From a legal point of view the FI group structure will be simplified through a decrease of the number of legal entities, since FI shall cease to exist and DutchCo shall acquire all assets and shall assume all liabilities of FI under universal title of succession (verkrijging onder algemene titel).

FI has adopted a stock grant plan named “Fiat Industrial Long Term Incentive Plan”. For each right held (the FI Equity Rights), the beneficiaries of said stock grant plan shall be awarded a comparable right with respect to an equitable number of DutchCo Common Shares.

4.2           Economic perspective:

From an economic point of view, the FI Merger as part of the overall Transaction, shall enable shareholders of both CNH and FI to share in the opportunities offered by an enhanced platform for future growth and strategic independence and benefit from the improved capital markets appeal of DutchCo.

4.3           Social perspective:

From a social point of view, the FI Merger is not expected to have any material impact on the employees of FI or the FI group in general. Currently, DutchCo does not have any employees.

Neither DutchCo nor FI applies an employee participation system in the meaning of the EU Directive 2005/56/EC of October 26, 2005 on cross-border mergers of limited liability companies.

5.	METHOD FOR DETERMINING THE SHARE EXCHANGE RATIO, APPLICABILITY OF THIS METHOD AS WELL AS THE RESULT OF THE VALUATION

(i)	Method pursuant to which the share exchange ratio has been established

5.1
DutchCo has been incorporated as the wholly-owned direct subsidiary of FI with nothing more but a share capital almost equal to the Dutch law statutory minimum equity value. As a result of the FI Merger, all assets and liabilities of FI will be acquired by DutchCo and the value of DutchCo will equal the value of FI immediately preceding the FI Merger Effective Date (considering the application of book value for this merger). The determination of the share exchange ratio for the FI Merger provides that the shareholders of FI, as the sole parent company of the acquiring company DutchCo, would receive one DutchCo Common Share for each FI share held by them.

5.2
On the basis of such provision according to which the shareholders of FI would receive one DutchCo Common Share for each FI share, FI’s board of directors analysed, in the context of the overall combination, the relative valuation of FI and CNH, aimed at determining the exchange ratio between CNH common shares and FI shares or, equivalently (given the exchange ratio of one DutchCo Common Share for each ordinary share in FI without any additional payments in cash) between CNH common shares and DutchCo Common Shares.

5.3
In determining the exchange ratio for the DutchCo Common Shares to be allotted in exchange for CNH common shares, the following methodologies were applied on the basis that all assets and liabilities of FI will be acquired by DutchCo as a consequence of this merger:

(a)	analysis of market prices and premia paid in precedent transactions; and

(b)	trading multiples.

(ii)           Applicability of the method applied

5.4
In the context of a merger, the objective of the board of directors’ valuation is to estimate the “relative” equity values in order to determine the exchange ratio; the estimated relative values should not be taken as reference in different contexts.

Best practice requires that companies involved in the merger are valued on the basis of consistent criteria, in order for the results of the relative valuation analysis to be fully comparable.

Moreover, the relative values of FI and CNH have been determined under the going-concern assumption and ignoring any potential economic and financial impacts of the merger.

In the light of the above, and taking into account the objective of the valuation analysis, the criteria commonly used in the valuation practice, the features of the two companies and their listed status and finally the fact that FI already controls CNH, the methodologies applied by FI’s board of directors as set out under Sections 5.1 through 5.3 inclusive are considered appropriate for the CNH Merger and the Transaction as a whole: only one method was applied.

(iii)           The method to determine the share exchange ratio has led to the following valuation

5.5
All assets and liabilities of FI will be acquired by DutchCo as a result of the FI Merger and all shareholders of FI will receive shares representing the same interest in DutchCo as they held in FI before the merger.

5.6	The analysis of market prices allows to identify the equity value of a company with the market value, i.e. the value recognised by the stock market where the shares are traded.

In this specific situation, closing prices following April 4, 2012 have been ignored, April 4th being the last trading day before the April 5th extraordinary meeting of shareholders of FI, during which the matter of a potential restructuring of FI / CNH group structure and elimination of the CNH minorities was first raised publicly by the Chairman of FI.

The market prices to April 4th are therefore considered “undisturbed”.

In applying this methodology, the need to mitigate short term price volatility requires to take into consideration different timeframes. Hence, 1-month and 3-month averages to April 4th have been taken into consideration in addition to the spot prices as of April 4th.

The table below shows the spot CNH Exchange Ratio as of April 4th and the 1-month and 3-month average of the Exchange Ratio to April 4th. In order to calculate the Exchange Ratio, CNH market prices have been converted into Euros, on a daily basis, at the EUR/USD closing exchange rate.

Analysis of Market Prices – Exchange Ratio
4 April 2012	3.890x
1-month average	3.828x
3-month average	4.127x

The identification of undisturbed prices represents a fundamental step in the application of the second methodology: the analysis of premia paid in precedent transactions. In fact, in order to ensure full comparability of the results, premia have to be calculated versus undisturbed prices, i.e. not influenced by announcements or rumors on the potential transaction or by other distortive information.

Furthermore, the analysis has to take into account the comparability of the transactions considered and, in this situation, FI’s board of directors has analysed a set of offers to minority shareholders of NYSE-listed companies, starting from 2005.

FI’s board of directors has deemed appropriate to recognise a premium to CNH in consideration of the expected benefits of the transaction, which can only be achieved through the completion of the mergers, among which: (i) simplification of group structure, (ii) presentation to the market of DutchCo as major integrated capital goods player, (iii) improved access to the US capital markets and (iv) as a consequence of these and other benefits, creation of a better platform from which to pursue strategic growth opportunities.

The table below shows the average and median values of the transactions considered.

Premia Paid in Precedent Transactions
Premia Average	26.6%
Premia Median	26.3%

Source of data for the calculation: Thomson Reuters, Factset, public information

5.7
Market multiples methodology derives the equity value of a company from the market valuation of comparable companies, and in particular by calculating the ratio between a company’s market value and its key financial metrics.

FI’s board of directors has applied the market multiples methodology in order to compare the implied CNH multiples with those of comparable companies active in the capital goods industry, valuing CNH equity on the basis of the terms of the final offer extended to a special committee formed within CNH’s board of directors (CNH’s Special Committee) on 19 November 2012.

The comparison between CNH implied multiples (calculated assuming the current net cash position of CNH and also on the basis of a normalised net financial position to take into account the difference between cash and debt yields) and the peers’ market multiples, gave comfort to FI’s board of directors as CNH implied multiples resulted lower or broadly in line with the peers’ multiples.

Considering the results of the various valuation methodologies applied, FI’s board of directors has resolved to propose an exchange ratio for FI shares equal to one newly-issued DutchCo Common Share for each FI ordinary share and the board of directors of DutchCo and CNH resolved to propose an exchange ratio of 3.828 new DutchCo Common Shares - implied value calculated on the basis of prices as of 16 November 2012, the last trading day before the submission of FI’s final offer to CNH’s Special Committee - for each CNH common share; the payment of a US$10 extraordinary dividend for each CNH common share, paid in cash prior to, and irrespective of, the completion of the overall Transaction, has been resolved by the extraordinary shareholders’ meeting of CNH and the CNH Dividend was paid to the CNH shareholders other than FNH. A $10 dividend per CNH share implies a 25.6% premium on the implicit value of a 3.828 exchange ratio between CNH common shares and DutchCo Common Shares.

Therefore, considering the above, as a result of the FI Merger becoming effective, the exchange ratio for the FI Merger has remained equal to its original assumption that for each FI share, one DutchCo Common Share will be allotted as a result of the FI Merger becoming effective (the Exchange Ratio). No additional payments shall be made by DutchCo on occasion of the FI Merger.

(iv)	The problems that have arisen with regard to the valuation and determination of the share Exchange Ratio

No particular difficulties arose as a result of the valuation method used and as a result of the determination of the Exchange Ratio.

6.            MEASURES IN CONNECTION WITH SHAREHOLDING IN FI

6.1
As a result of the FI Merger becoming effective, all shares of FI currently outstanding will be cancelled by operation of law and in exchange thereof, DutchCo will allot DutchCo Common Shares to the shareholders of FI on the basis of the Exchange Ratio.

As a result of the exercise of FI Equity Rights as defined under Section 4.1 above, the total number of outstanding common shares in the share capital of FI might increase between the number of outstanding shares as stated in Section 1.2 of the merger plan.

6.2	All 5,000,000 shares with a par value of one Euro cent (€ 0.01) held by FI in DutchCo will be cancelled in accordance with Section 2:325 paragraph 3 of the DCC.

6.3
The DutchCo Common Shares being allotted on the occasion of the FI Merger – to be listed on the NYSE and, following the completion of the Transaction, on the Mercato Telematico Azionario – will be allotted in dematerialized form and delivered to the beneficiaries through the centralized clearing system with effect from the date on which the FI Merger becomes effective. Further information on the conditions and procedure for allocation of the DutchCo Common Shares shall be communicated publicly in a notice published on the website of FI, as well as on the daily newspaper La Stampa. The shareholders of FI will bear no costs in relation to the exchange.

6.4
Immediately after the FI Merger having become effective and pursuant to the terms of the Merger Agreement, DutchCo will issue special voting shares, with a nominal value of one Euro cent (€ 0.01) each, to those eligible shareholders of FI who elect to receive such special voting shares upon completion of the FI Merger in addition to DutchCo Common Shares. The characteristics of the special voting shares are further set out in the DutchCo articles of association as attached to the Common Cross-Border Merger Terms and in the Special Voting Share Terms as defined in and attached to the Merger Agreement. For the avoidance of doubt, these special voting shares are not part of the Exchange Ratio.

February 21, 2013

On behalf of the Board of Directors

/s/ Sergio Marchionne

Sergio Marchionne
CHAIRMAN

Schedule 3

This is a translation into English of the articles of association of FI CBM Holdings N.V., as amended by notarial deed of amendment, executed before Dirk-Jan Jeroen Smit, civil law notary officiating in Amsterdam, the Netherlands, on [insert date] 2013, with effect as of [*] 2013. An attempt has been made to be as literal as possible without jeopardizing the overall continuity. Inevitably, differences may occur in translation, and if so the Dutch text will by law govern.

ARTICLES OF ASSOCIATION.

NAME AND CORPORATE SEAT.
Article 1.
1.           The name of the company is: FI CBM Holdings N.V.1
2.           It has its corporate seat in Amsterdam.
3.            The place of effective management of the company is in the United Kingdom.
OBJECTS.
Article 2.
The objects of the company are to carry on, either directly or through wholly or partially-owned companies and entities, activities relating to passenger and commercial vehicles, transport, mechanical engineering, agricultural and construction equipment, energy and propulsion, as well as any other manufacturing, commercial, financial, sales, distribution, engineering or service activity.
Within the scope and for the achievement of the above purposes, the company may:

_____________
1
At the time of completion of the FI Merger, DutchCo will retain its current corporate name, FI CBM Holdings N.V., in conformity with these draft articles of association. However, the Board of Directors of DutchCo may propose to change DutchCo’s name subject to the authorisation of the shareholders meeting to be obtained before the date on which the DutchCo Common Shares are admitted to trading on the NYSE. If authorised by the shareholders’ meeting, the name of DutchCo will only be changed after the date of completion of the FI Merger. If so approved, the shareholders, creditors and other interested parties will be informed on the new name through publication on the corporate website of FI as soon as possible, and in any case in time for communication of the new name to FI shareholders at the relevant extraordinary shareholders’ meeting which will resolve upon the FI Merger.

a.
operate in, among other areas, the mechanical, electrical, electromechanical, thermo mechanical, electronic, nuclear, chemical, mining, steel and metallurgical industries, as well as in telecommunications, civil, industrial and agricultural engineering, publishing, information services, tourism and other service industries;

b.
engage in, and/or participate in and operate, manage and control one or more companies engaged in the design, engineering, manufacture, marketing, sales, distribution, maintenance, repair, remanufacturing and/or resale of agricultural, construction, transport and similar equipment, tractors, commercial vehicles, buses, specialized vehicles for firefighting, defense and other uses, other capital goods, engines and transmissions for any of the foregoing equipment and/or vehicles and/or for marine and power generation applications, and/or replacement parts for any of the foregoing;

c.
provide, and/or participate in and operate, manage and control one or more companies providing financing to dealers, end customers and others for the acquisition and/or lease of products and/or services described in this Article 2, paragraph a and b, through the making of loans and leases and/or otherwise, and to borrow money for that purpose;

d.	acquire shareholdings and interests, engage in or participate in companies and enterprises of any kind or form and purchase, sell or place shares and debentures;
e.
provide financing to, and guarantee the obligations of, companies and entities it wholly or partially owns, and borrow money for that purpose, and carry on the technical, commercial, financial and administrative coordination of their activities;

f.
purchase or otherwise acquire, on its own behalf or on behalf of companies and entities it wholly or partially owns, the ownership or right of use of intangible assets providing them for use by those companies and entities;

g.	promote and ensure the performance of research and development activities, as well as the use and exploitation of the results thereof;
h.
undertake, on its own behalf or on behalf of companies and entities it wholly or partially owns, any investment, real estate, financial, commercial, or partnership transaction whatsoever, including the assumption of loans and financing in general and the granting to third parties of endorsements, suretyships, warranting performance and other guarantees, including real security;

i.
render management and advisory services as well as anything which a company may lawfully do under the laws of the Netherlands which may be deemed conducive to the attainment of the objects set out in the above paragraphs.

SHARE CAPITAL AND SHARES.
Article 3.
1.
The authorized share capital of the company amounts to forty million Euro (€ 40,000,000), divided into two billion (2,000,000,000) common shares and two billion (2,000,000,000) special voting shares of one Euro cent (€ 0.01) each. Any reference in these articles of association to shares or shareholders without further specification shall be understood to mean both common shares and special voting shares or the holders thereof, respectively.

2.
When shares are subscribed for, the par value thereof and, if the shares are subscribed at a higher amount, the difference between such amounts, shall be paid-up, without prejudice to the provision of Article 2:80 paragraph 2 of the Civil Code. Where shares of a particular class are subscribed at a higher amount than the nominal value, the difference between such amounts shall be carried to the share premium reserve of that class.

3.	The company cannot lend its cooperation to the issuance of certificates of beneficial ownership (certificaten van aandelen) for shares in its share capital.
4.	The power to confer voting rights and rights as referred to in Article 2:89 paragraph 4 of the Civil Code on those who have a right of pledge over shares is excluded.
HOLDING REQUIREMENT IN RESPECT OF SPECIAL VOTING SHARES.
Article 4.
1.	In these articles of association, the following expressions shall have the following meanings:
a.            Qualifying Common Shares means
(i)
common shares that have, for an uninterrupted period of at least three (3) years, been registered in the Loyalty Register in the name of one and the same shareholder or its Loyalty Transferees and continue to be so registered; and

(ii)
common shares that have, pursuant to the Initial Allocation Procedures, been allocated to shareholders and registered in the Loyalty Register on the occasion of the Mergers and continue to be so registered;

b.	Qualifying Shareholder means a holder of one or more Qualifying Common Shares;
c.	FI means Fiat Industrial S.p.A.;
d.	FI Merger means the cross-border statutory merger pursuant to which FI (as disappearing entity) has merged into the company (as acquiring entity);
e.	FI EGM means the extraordinary general meeting of shareholders of FI at which such shareholders formally approved the FI Merger;

f.	CNH means CNH Global N.V.;
g.	CNH Merger means the statutory merger pursuant to which CNH (as disappearing entity) has merged into the company (as acquiring entity);
h.	CNH EGM means the extraordinary general meeting of shareholders of CNH at which such shareholders formally approved the CNH Merger;
i.	EGMs means the CNH EGM and the FI EGM;
j.	Mergers means the FI Merger and the CNH Merger;
k.
Initial Allocation Procedures means the procedures pursuant to which the former shareholders of the two legal predecessors of the company, FI and CNH, that participated in the relevant EGM have been given the opportunity to opt for an initial allocation of special voting shares upon completion of the Mergers, as such procedures have been described in the applicable merger documentation;

l.
Loyalty Register means the section in the company’s register of shareholders reserved for the registration of common shares that are Qualifying Common Shares, or are purported to become Qualifying Common Shares after an uninterrupted period of at least three (3) years after registration;

m.	Person means any individual (natuurlijk persoon), firm, legal entity (wherever formed or incorporated), governmental entity, joint venture, association or partnership;
n.
Change of Control means in respect of any Shareholder that is not an individual (natuurlijk persoon):
any direct or indirect transfer in one or a series of related transactions of (1) the ownership or control in respect of 50% or more of the voting rights of such Shareholder, (2) the de facto ability to direct the casting of 50% or more of the votes exercisable at general meetings of such Shareholder; and/or (3) the ability to appoint or remove half or more of the directors, executive directors or board members or executive officers of such Shareholder or to direct the casting of 50% or more of the voting rights at meetings of the board, governing body or executive committee of such Shareholder; provided that no change of control shall be deemed to have occurred if (i) the transfer of ownership and/or control is the result of the succession or the liquidation of assets between spouses or the inheritance, inter vivo donation or other transfer to a spouse or a relative up to and including the fourth degree or (ii) the fair market value of the Qualifying Common Shares held by such Shareholder represent less than 20% of the total assets of the Transferred Group at the time of the transfer and the Qualifying Common Shares, in the sole judgment of the company, are not otherwise material to the Transferred Group or the Change of Control transaction. “Transferred Group” shall mean the relevant Shareholder together with its Affiliates, if any, over which control was transferred as part of the same change of control transaction within the meaning of this definition of “Change of Control”;

o.
Loyalty Transferee means (i) with respect to any Shareholder that is not a natural person, any Affiliate of such Shareholder that is beneficially owned in substantially the same manner (including percentage) as the beneficial ownership of the transferring Shareholder or the beneficiary company as part of a demerger of such Shareholder and (ii) with respect to any Shareholder that is a natural person, any transferee of Common Shares following succession or the liquidation of assets between spouses and inheritance or inter vivo donation to a spouse or relative up to and including the fourth degree; and

p.
Affiliate means with respect to any specified person, any other person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative of the foregoing.

2.
Special voting shares may only be held by a Qualifying Shareholder and the company itself. A Qualifying Shareholder may hold one (1) special voting share for each Qualifying Common Share held by such shareholder.

3.
Subject to a prior resolution of the board of directors, which may set certain terms and conditions, the holder of one (1) or more Qualifying Common Shares will be entitled to acquire one (1) special voting share for each such Qualifying Common Share.

4.
In the event of a Change of Control in respect of a Qualifying Shareholder or in the event that a Qualifying Shareholder requests that some or all of its Qualifying Common Shares be de-registered from the Loyalty Register, as referred to in Article 10 paragraph 3, or transfers some or all of its Qualifying Common Shares to any other party (other than a Loyalty Transferee):

a.	such shareholder shall be obliged to immediately offer all such special voting shares to the company; and

b.
any and all voting rights attached to the special voting shares issued and allocated to such Qualifying Shareholder in respect of such Qualifying Common Shares, will be suspended with immediate effect.

5.	In the event a Qualifying Shareholder does no longer qualify as a Qualifying Shareholder:
a.
any and all voting rights attached to the special voting shares issued and allocated to such Qualifying Shareholder in respect of such Qualifying Common Shares, will be suspended with immediate effect; and

b.	such shareholder shall be obliged to immediately offer all such special voting shares to the company.
6.
In the event of a Change of Control in respect of a shareholder who is registered in the Loyalty Register but is not yet a Qualifying Shareholder with respect to one or more Common Shares, the Common Shares of such shareholder shall be de-registered from the Loyalty Register with immediate effect.

7.
In respect of special voting shares offered to the company pursuant to paragraph 4 of this article, the offering shareholder and the company shall determine the purchase price by mutual agreement. Failing agreement, the purchase price shall be determined in accordance with Article 2:87b paragraph 3 of the Civil Code.

ISSUANCE OF SHARES.
Article 5.
1.
The general meeting of shareholders or alternatively the board of directors, if it has been designated to do so by the general meeting of shareholders, shall have authority to resolve on any issuance of shares. The general meeting of shareholders shall, for as long as any such designation of the board of directors for this purpose is in force, no longer have authority to decide on the issuance of shares.

2.
The general meeting of shareholders or the board of directors if so designated as provided in paragraph 1 above, shall decide on the price and the further terms and conditions of issuance, with due observance of what has been provided in relation thereto in the law and in the articles of association.

3.
If the board of directors is designated to have authority to decide on the issuance of shares, such designation shall specify the class of shares and the maximum number of shares that can be issued under such designation. When making such designation the duration thereof, which shall not be for more than five (5) years, shall be resolved upon at the same time. The designation may be extended from time to time for periods not exceeding five (5) years. The designation may not be withdrawn unless otherwise provided in the resolution in which the designation is made.

4.
Within eight (8) days after the passing of a resolution of the general meeting of shareholders to issue shares or to designate the board of directors as provided in paragraph 1 hereof, the company shall deposit the complete text of such resolution at the office of the Trade Register in the Netherlands where the company is registered. Within eight (8) days after the end of each quarter of the financial year, the company shall notify the Trade Register in the Netherlands where the company is registered of each issuance of shares which occurred during such quarter. Such notification shall state the number of shares issued and their class.

5.
What has been provided in the paragraphs 1 to 4 inclusive shall mutatis mutandis be applicable to the granting of rights to subscribe for shares but shall not be applicable to the issuance of shares in respect of any exercise of such rights.

6.
Payment for shares shall be made in cash unless another form of contribution has been agreed. Payment in a currency other than euro may only be made with the consent of the company. Payment in a currency other than euro will discharge the obligation to pay up the nominal value to the extent that the amount paid can be freely exchanged into an amount in euro equal to the nominal value of the relevant shares. The rate of exchange on the day of payment will be decisive, unless the company requires payment against the rate of exchange on a specified date which is not more than two (2) months before the last day on which payment for such shares is required to be made, provided that such shares will be admitted to trading on a regulated market or multilateral trading facility as referred to in Article 1:1 of the Dutch Financial Supervision Act (Wet op het financieel toezicht) or a regulated market or multilateral trading facility of a state, which is not a EU member state, which is comparable thereto.

7.	The board of directors is expressly authorized to enter into the legal acts referred to in Article 2:94 of the Civil Code, without the prior consent of the general meeting of shareholders.
8.
For a period of five (5) years as of [insert date, on which these articles become effective], the board of directors shall irrevocably be authorized to issue special voting shares up to the maximum aggregate amount of special voting shares as provided for in the company’s authorized share capital as set out in Article 3, paragraph 1 of these articles of association.

RIGHT OF PRE-EMPTION.
Article 6.
1.
In the event of an issuance of common shares every holder of common shares shall have a right of pre-emption with regard to the shares to be issued of that class in proportion to the aggregate amount of his shares of that class, provided however that no such right of pre-emption shall exist in respect of shares to be issued to directors or employees of the company or of a group company pursuant to any option plan of the company.

2.	A shareholder shall have no right of pre-emption for shares that are issued against a non-cash contribution.
3.	In the event of an issuance of special voting shares to Qualifying Shareholders, shareholders shall not have any right of pre-emption.
4.
The general meeting of shareholders or the board of directors, as the case may be, shall decide when passing the resolution to issue shares in which manner and, subject to paragraph 3 of this article, within what period the right of pre-emption may be exercised.

5.
The company shall give notice of an issuance of shares that is subject to a right of pre-emption and of the period during which such right may be exercised by announcement in the State Gazette and as provided in Article 18 paragraph 4 hereof.

6.	The right of pre-emption may be exercised during a period of at least two (2) weeks after the announcement.
7.
The right of pre-emption may be limited or excluded by a resolution of the general meeting of shareholders or a resolution of the board of directors if it has been designated to do so by the general meeting of shareholders and provided the board of directors has also been authorized to resolve on the issuance of shares of the company. In the proposal to the general meeting of shareholders in respect thereof the reasons for the proposal and a substantiation of the proposed issuance price shall be explained in writing. With respect to designation to the board of directors the provisions of the last three sentences of paragraph 3 of Article 5 shall apply mutatis mutandis.

8.
For a resolution of the general meeting of shareholders to limit or exclude the right of pre-emption or to designate the board of directors as authorized to do so, a simple majority of the votes cast is required to approve such resolution; provided, however, that if less than one half of the issued share capital is represented at the meeting, then a majority of at least two thirds of the votes cast is required to approve such resolution. Within eight (8) days from the resolution the company shall deposit a complete text thereof at the office of the Trade Register in the Netherlands where the company is registered.

9.
When rights are granted to subscribe for common shares the shareholders shall also have a right of pre-emption; what has been provided hereinbefore in this article shall be applicable mutatis mutandis. Shareholders shall have no right of pre-emption in respect of shares that are issued to anyone who exercises a previously acquired right.

ACQUISITION BY THE COMPANY OF SHARES IN ITS OWN SHARE CAPITAL.
Article 7.
1.	The company shall at all times have the authority to acquire fully paid-up shares in its own share capital, provided that such acquisition is made for no consideration (om niet).
2.	The company shall also have authority to acquire fully paid-up shares in its own share capital for consideration, if:
a.
the general meeting of shareholders has authorized the board of directors to make such acquisition – which authorization shall be valid for no more than eighteen (18) months – and has specified the number of shares which may be acquired, the manner in which they may be acquired and the limits within which the price must be set;

b.
the company’s equity, after deduction of the acquisition price of the relevant shares, is not less than the sum of the paid-up portion of the share capital and the reserves that have to be maintained by provision of law; and

c.
the aggregate par value of the shares to be acquired and the shares in its share capital the company already holds, holds as pledgee or are held by a subsidiary company, does not amount to more than one half of the aggregate par value of the issued share capital.

The company’s equity as shown in the last confirmed and adopted balance sheet, after deduction of the acquisition price for shares in the share capital of the company, the amount of the loans as referred to in Article 2:98c of the Dutch Civil Code and distributions from profits or reserves to any other persons that became due by the company and its subsidiary companies after the date of the balance sheet, shall be decisive for purposes of items b and c above. If no annual accounts have been confirmed and adopted when more than six (6) months have expired after the end of any financial year, then an acquisition by virtue of this paragraph shall not be allowed.
3.
No authorisation shall be required, if the company acquires its own shares for the purpose of transferring the same to directors or employees of the company or a group company as defined in Article 2:24b of the Civil Code, under a scheme applicable to such employees. Such own shares must be officially listed on a price list of an exchange.

4.	The preceding paragraphs 1 and 2 shall not apply to shares which the company acquires under universal title of succession (algemene titel).
5.
No voting rights may be exercised in the general meeting of shareholders for any share held by the company or any of its subsidiaries. Beneficiaries of a life interest on shares that are held by the company and its subsidiaries are not excluded from exercising the voting rights provided that the life interest was created before the shares were held by the company or any of its subsidiaries. The company or any of its subsidiaries may not exercise voting rights for shares in respect of which it holds a usufruct.

6.	Any acquisition by the company of shares that have not been fully paid up shall be void.
7.	Any disposal of shares held by the company will require a resolution of the board of directors. Such resolution shall also stipulate the conditions of the disposal.

REDUCTION OF THE ISSUED SHARE CAPITAL.
Article 8.
1.
The general meeting of shareholders shall have the authority to pass a resolution to reduce the issued share capital (i) by the cancellation of shares and/or (ii) by reducing the nominal amount of the shares by means of an amendment to the company’s articles of association. The shares to which such resolution relates shall be stated in the resolution and it shall also be stated therein how the resolution shall be implemented.

2.	A resolution to cancel shares may only relate to shares held by the company itself in its own share capital.
3.	Any reduction of the nominal amount of shares without repayment must be made pro rata on all shares of the same class.
4.
A partial repayment on shares shall only be allowed in implementation of a resolution to reduce the nominal amount of the shares. Such a repayment must be made in respect of all shares of the same class on a pro rata basis, or in respect of the special voting shares only. The pro rata requirement may be waived with the consent of all the shareholders of the affected class.

5.
A resolution to reduce the capital shall require a simple majority of the votes cast in a general meeting for approval; provided, however, that such a resolution shall require a majority of at least two-thirds of the votes cast in a general meeting if less than one half of the issued capital is represented at the meeting.

6.
The notice convening a meeting at which a resolution to reduce the share capital is to be passed shall state the purpose of the reduction of the share capital and the manner in which effect is to be given thereto.

The second and third paragraph of Article 2:123 of the Civil Code shall mutatis mutandis be applicable.
7.
The company shall deposit the resolutions referred to in paragraph 1 of this article at the office of the Trade Register and shall publish a notice of such deposit in a nationally distributed daily newspaper; what has been provided in Article 2:100, paragraphs 2 and 6 inclusive of the Civil Code shall be applicable to the company.

SHARES AND SHARE CERTIFICATES.
Article 9.
1.
The shares shall be registered shares and they shall for each class be numbered as the board of directors shall determine. The numbers of the special voting shares that are issued to Qualifying Shareholders, shall correspond to the numbers of the relevant Qualifying Common Shares.

2.
The board of directors may resolve that, at the request of the shareholder, share certificates shall be issued in respect of shares in such denominations as the board of directors shall determine, which certificates are exchangeable at the request of the shareholder.

3.	Share certificates shall not be provided with a set of dividend coupons or a talon.
4.	Each share certificate carries the number(s), if any, of the share(s) in respect of which they were issued.
5.	The exchange referred to in paragraph 2 of this article shall be free of charge.
6.	Share certificates shall be signed by a member of the board of directors. The board of directors may resolve that the signature shall be replaced by a facsimile signature.
7.
The board of directors may determine that for the purpose of trading and transfer of shares at a foreign stock exchange, share certificates shall be issued in such form as shall comply with the requirements of such foreign stock exchange.

8.
On a request in writing by the party concerned and upon provision of satisfactory evidence as to title, replacement share certificates may be issued of share certificates which have been mislaid, stolen or damaged, on such conditions, including, without limitation, the provision of indemnity to the company as the board of directors shall determine.

The costs of the issuance of replacement share certificates may be charged to the applicant. As a result of the issuance of replacement share certificates the original share certificates will become void and the company will have no further obligation with respect to such original share certificates. Replacement share certificates will bear the numbers of the documents they replace.
REGISTER OF SHAREHOLDERS.
Article 10.
1.
The board of directors shall appoint a registrar who shall keep a register of shareholders in which the name and address of each shareholder shall be entered, the number and class of shares held by each of them, and, in so far as applicable, the further particulars referred to in Article 2:85 of the Civil Code.

2.
In the register of shareholders, the registrar shall separately administer a Loyalty Register in which the registrar shall enter the name and address of shareholders who have requested the board of directors to be registered in the Loyalty Register in order to become eligible to acquire special voting shares, recording the entry date and number and amount of common shares in respect of which the relevant request was made.

3.	A shareholder who is included in the Loyalty Register may at any time request to be de-registered from the Loyalty Register for some or all of its common shares included therein.
4.
The registrar shall be authorized to keep the register in an electronic form and to keep a part of the register outside the Netherlands if required to comply with applicable foreign legislation or the rules of a stock exchange where the shares of the company are listed.

5.	The board of directors shall determine the form and contents of the register with due observance of the provisions of paragraphs 1 through 4 of this article.
6.	The register shall be kept up to date regularly.
7.	The registrar shall make the register available for inspection by the shareholders at the registrar’s office.
8.
Upon request and free of charge, the registrar shall provide shareholders and those who have a right of usufruct or pledge in respect of such shares with an extract from the register in respect of their registration.

9.
The registrar shall be authorized to disclose information and data contained in the register and/or have the same inspected to the extent that this is requested to comply with applicable legislation or rules of a stock exchange where the company’s shares are listed from time to time.

TRANSFER OF SHARES.
Article 11.
1.
The transfer of shares or of a restricted right thereto shall require an instrument intended for such purpose and, save when the company itself is a party to such legal act, the written acknowledgement by the company of the transfer. The acknowledgement shall be made in the instrument or by a dated statement on the instrument or on a copy or extract thereof mentioning the acknowledgement signed as a true copy by the notary or the transferor, or in the manner referred to in paragraph 2 of this article. Service of such instrument or such copy or extract on the company shall be considered to have the same effect as an acknowledgement.

2.	If a share certificate has been issued for a share the surrender to the company of the share certificate shall also be required for such transfer.
The company may acknowledge the transfer by making an annotation on such share certificate as proof of the acknowledgement or by replacing the surrendered certificate by a new share certificate registered in the name of the transferee.

BLOCKING CLAUSE IN RESPECT OF SPECIAL VOTING SHARES.
Article 12.
1.
Common shares are freely transferable. A transfer of special voting shares other than pursuant to Article 4 paragraph 4 of these articles of association may only be effected with due observance of the paragraphs of this article.

2.	A shareholder who wishes to transfer one or more special voting shares shall require the approval of the board of directors.
3.
If the board of directors grants the approval, or if approval is deemed to have been granted as provided for in paragraph 4 of this article, the transfer must be effected within three (3) months of the date of such approval or deemed approval.

4.
If the board of directors does not grant the approval, then the board of directors should at the same time provide the requesting shareholder with the names of one or more prospective purchasers who are prepared to purchase all the special voting shares referred to in the request for approval, against payment in cash. If the board of directors does not grant the approval but at the same time fails to designate prospective purchasers, then approval shall be deemed to have been granted. The approval shall likewise be deemed granted if the board of directors has not made a decision in respect of the request for approval within six (6) weeks upon receipt of such request.

5.
The requesting shareholder and the prospective purchaser accepted by him shall determine the purchase price referred to in paragraph 4 of this article by mutual agreement. Failing agreement, the purchase price shall be determined in accordance with Article 2:87 paragraph 2 of the Civil Code.

BOARD.
Article 13.
1.
The company shall have a board of directors, consisting of three (3) or more members, comprising both members having responsibility for the day-to-day management of the company (executive directors) and members not having such day-to-day responsibility (non-executive directors). The board of directors as a whole will be responsible for the strategy of the company. The majority of the members of the board of directors shall consist of non-executive directors.

2.	Subject to paragraph 1 of this article, the board of directors shall determine the number of directors.
3.
The general meeting of shareholders shall appoint the directors and shall at all times have power to suspend or to dismiss every one of the directors. The general meeting of shareholders shall determine whether a director is an executive director or a non-executive director. The term of office of all directors will be for a period of approximately one (1) year after appointment, such period expiring on the day the first annual general meeting of shareholders is held in the following calendar year. Each director may be reappointed at any subsequent general meeting of shareholders.

4.
The company shall have a policy in respect of the remuneration of the members of the board of directors. Such remuneration policy shall be adopted by the general meeting of shareholders. The remuneration policy shall at least raise the subjects referred to in Article 2:383 (c) to (e) of the Civil Code, to the extent they concern the board of directors.

5.
With due observation of the remuneration policy referred to in paragraph 4 above and the provisions of law, including those in respect of allocation of responsibilities between executive and non-executive directors, the board of directors may determine the remuneration for the directors in respect of the performance of their duties, provided that nothing herein contained shall preclude any directors from serving the company or any subsidiary or related company thereof in any other capacity and receiving compensation therefor.

6.
The board of directors shall submit to the general meeting of shareholders for its approval plans to award shares or the right to subscribe for shares. The plans shall at least set out the number of shares and rights to subscribe for shares that may be awarded to the board of directors and the criteria that shall apply to the award or any change thereto.

Failure to obtain the approval of the general meeting of shareholders shall not affect the powers of representation of the board of directors.
7.
The company shall not grant its directors any personal loans, guarantees or the like unless in the normal course of business, as regards executive directors on terms applicable to the personnel as a whole, and after approval of the board of directors.

Article 14.
1.	The board of directors shall, subject to the limitations contained in these articles of association, be in charge of the management of the company.
2.
The chairman of the board of directors as referred to by law shall be a non-executive director with the title Senior Independent Board Member. The board of directors may grant titles to directors, including - without limitation - the titles of Chairman, Co-Chairman, Chief Executive Officer, President or Vice-President. The board of directors may furthermore appoint a company secretary.

3.
The board of directors shall draw up board regulations to deal with matters that concern the board of directors internally.
The regulations shall include an allocation of tasks amongst the executive directors and non-executive directors and may provide for delegation of powers.

The regulations shall contain provisions concerning the manner in which meetings of the board of directors are called and held, including the decision-making process. Subject to paragraph 3 of Article 1, these regulations may provide that meetings may be held by telephone conference or video conference, provided that all participating directors can follow the proceedings and participate in real time discussion of the items on the agenda.
4.	The board of directors can only adopt valid resolutions when the majority of the directors in office shall be present at the board meeting or be represented thereat.
5.	A member of the board of directors may only be represented by a co-member of the board of directors authorized in writing.
The expression in writing shall include any message transmitted by current means of communication.
A member of the board of directors may not act as proxy for more than one co-member.
6.
All resolutions shall be adopted by the favourable vote of the majority of the directors present or represented at the meeting, provided that the regulations may contain specific provisions in this respect. Each director shall have one (1) vote.

7.
The board of directors shall be authorized to adopt resolutions without convening a meeting if all directors shall have expressed their opinions in writing, unless one or more directors shall object against a resolution being adopted in this way.

8.	The board of directors shall require the approval of the general meeting of shareholders for resolutions concerning an important change in the company’s identity or character, including in any case:
a.	the transfer to a third party of the business of the company or practically the entire business of the company;
b.
the entry into or breaking off of any long-term cooperation of the company or a subsidiary with another legal entity or company or as a fully liable partner of a general partnership or limited partnership, where such entry or breaking off is of far-reaching importance to the company;

c.
the acquisition or disposal by the company or a subsidiary of an interest in the capital of a company with a value of at least one/third of the company’s assets according to the consolidated balance sheet with explanatory notes included in the last adopted annual accounts of the company.

9.	Failure to obtain the approval required under paragraph 8 of this article shall not affect the powers of representation of the board of directors.

10.
In the event of receipt by the board of directors of a third party offer to acquire a business or one or more subsidiaries of the company for an amount in excess of the threshold referred to in the preceding paragraph 8 under c of this article, the board of directors shall, if and when such bid is made public, at its earliest convenience issue a public position statement in respect of such offer.

11.
If the office(s) of one or more directors be vacated or if one or more directors be otherwise unavailable, the management shall temporarily be vested with the remaining directors or the remaining director, provided however that in such event the board of directors shall have power to designate one or more persons to temporarily assist the remaining director(s) to manage the company. If the offices of all directors be vacated or if all directors be otherwise unable to act, the management shall temporarily be vested in the person or persons whom the general meeting of shareholders shall appoint for that purpose.

COMMITTEES.
Article 15.
1.	The board of directors shall appoint from among its non-executive directors an audit committee, a remuneration committee and a nomination committee.
2.	The board of directors shall have power to appoint any further committees, composed of directors and officers of the company and of group companies.
3.
The board of directors shall determine the duties and powers of the committees referred to in the preceding paragraphs. For the avoidance of doubt, as such committees act on the basis of delegation of certain responsibilities of the board of directors, the board of directors shall remain fully responsible for the actions undertaken by such committees.

REPRESENTATION.
Article 16.
The general authority to represent the company shall be vested in the board of directors, as well as in executive directors to whom the title Chairman, Co-Chairman or Chief Executive Officer has been granted severally. The board of directors may also confer authority to represent the company, jointly or severally, to one or more individuals (procuratiehouder) who would thereby be granted powers of representation with respect to such acts or categories of acts as the board of directors may determine and shall notify to the Trade Register.
INDEMNITY.
Article 17.
The company shall indemnify any and all of its directors, officers, former directors, former officers and any person who may have served at its request as a director or officer of another company in which it owns shares or of which it is a creditor, against any and all expenses actually and necessarily incurred by any of them in connection with the defence of any action, suit or proceeding in which they, or any of them, are made parties, or a party, by reason of being or having been director or officer of the company, or of such other company, except in relation to matters as to which any such person shall be adjudged in such action, suit or proceeding to be liable for negligence or misconduct in the performance of duty. Such indemnification shall not be deemed exclusive of any other rights to which those indemnified may be entitled otherwise.

GENERAL MEETING OF SHAREHOLDERS.
Article 18.
1.	At least one (1) general meeting of shareholders shall be held every year, which meeting shall be held within six (6) months after the close of the financial year.
2.
Furthermore, general meetings of shareholders shall be held in the case referred to in Article 2:108a of the Civil Code and as often as the board of directors, the Chairman or Co-Chairman of the board of directors, the Senior Independent Board Member or the Chief Executive Officer deems it necessary to hold them, without prejudice to what has been provided in the next paragraph hereof.

3.
Shareholders solely or jointly representing at least ten percent (10%) of the issued share capital may request the board of directors, in writing, to call a general meeting of shareholders, stating the matters to be dealt with.

If the board of directors fails to call a meeting, then such shareholders may, on their application, be authorized by the interim provisions judge of the court (voorzieningenrechter van de rechtbank) to convene a general meeting of shareholders. The interim provisions judge (voorzieningenrechter van de rechtbank) shall reject the application if he is not satisfied that the applicants have previously requested the board of directors in writing, stating the exact subjects to be discussed, to convene a general meeting of shareholders.
4.
General meetings of shareholders shall be held in Amsterdam or Haarlemmermeer (Schiphol Airport), and shall be called by the board of directors, the Chairman or Co-Chairman of the board of directors, the Senior Independent Board Member or the Chief Executive Officer, in such manner as is required to comply with the law and the applicable stock exchange regulations, not later than on the forty-second (42nd) day prior to the meeting.

5.
All convocations of meetings of shareholders and all announcements, notifications and communications to shareholders shall be made by means of an announcement on the company’s corporate website and such announcement shall remain accessible until the relevant general meeting of shareholders. Any communication to be addressed to the general meeting of shareholders by virtue of law or these articles of association, may be either included in the notice, referred to in the preceding sentence or, to the extent provided for in such notice, on the company’s corporate website and/or in a document made available for inspection at the office of the company and such other place(s) as the board of directors shall determine.

6.
In addition to paragraph 5 above, convocations of meetings of shareholders may be sent to shareholders through the use of an electronic means of communication to the address provided by such shareholders to the company for this purpose.

7.	The notice shall state the place, date and hour of the meeting and the agenda of the meeting as well as the other data required by law.
8.
An item proposed in writing by such number of shareholders who, by law, are entitled to make such proposal, shall be included in the notice or shall be announced in a manner similar to the announcement of the notice, provided that the company has received the relevant request, including the reasons for putting the relevant item on the agenda, no later than the sixtieth (60th) day before the day of the meeting.

9.	The agenda of the annual general meeting shall contain, inter alia, the following items:
a.	adoption of the annual accounts;
b.	granting of discharge to the members of the board of directors in respect of the performance of their duties in the relevant financial year;
c.	the policy of the company on additions to reserves and on dividends, if any;
d.	if, applicable, the proposal to pay a dividend;
e.	if applicable, discussion of any substantial change in the corporate governance structure of the company; and
f.	any matters decided upon by the person(s) convening the meeting and any matters placed on the agenda with due observance of paragraph 8 above.
10.
The board of directors shall provide the general meeting of shareholders with all requested information, unless this would be contrary to an overriding interest of the company. If the board of directors invokes an overriding interest, it must give reasons.

11.
If a right of approval is granted to the general meeting of shareholders by law or these articles of association (for instance as referred to in Article 13 paragraph 6 and Article 14 paragraph 8) or the board of directors requests a delegation of powers or authorization (for instance as referred to in Article 5), the board of directors shall inform the general meeting of shareholders by means of a circular or explanatory notes to the agenda of all facts and circumstances relevant to the approval, delegation or authorization to be granted.

12.
When convening a general meeting of shareholders, the board of directors shall determine that, for the purpose of Article 18 and Article 19 of these articles of association, persons with the right to vote or attend meetings shall be considered those persons who have these rights at the twenty-eighth day prior to the day of the meeting (the Record Date) and are registered as such in a register to be designated by the board of directors for such purpose, irrespective whether they will have these rights at the date of the meeting. In addition to the Record Date, the notice of the meeting shall further state the manner in which shareholders and other parties with meeting rights may have themselves registered and the manner in which those rights can be exercised.

13.
If a proposal to amend the company’s articles of association is to be dealt with, a copy of that proposal, in which the proposed amendments are stated verbatim, shall be made available for inspection to the shareholders and others who are permitted by law to attend the meeting, at the office of the company and on the website of the company, as from the day the meeting of shareholders is called until after the close of that meeting. Upon request, each of them shall be entitled to obtain a copy thereof, without charge.

Article 19.
1.
The general meeting of shareholders shall be presided over by the Senior Independent Board Member or, in his absence, by the person chosen by the board of directors to act as chairman for such meeting.

2.
One of the persons present designated for that purpose by the chairman of the meeting shall act as secretary and take minutes of the business transacted. The minutes shall be confirmed by the chairman of the meeting and the secretary and signed by them in witness thereof.

3.
The minutes of the general meeting of shareholders shall be made available, on request, to the shareholders no later than three (3) months after the end of the meeting, after which the shareholders shall have the opportunity to react to the minutes in the following three (3) months. The minutes shall then be adopted in the manner as described in the preceding paragraph.

4.
If an official notarial record is made of the business transacted at the meeting then minutes need not be drawn up and it shall suffice that the official notarial record be signed by the notary. Each director shall at all times have power to give instructions for having an official notarial record made at the company’s expense.

5.
As a prerequisite to attending the meeting and, to the extent applicable, exercising voting rights, the shareholders entitled to attend the meeting shall be obliged to inform the board of directors in writing within the time frame mentioned in the convening notice. At the latest this notice must be received by the board of directors on the day mentioned in the convening notice.

6.
Shareholders and those permitted by law to attend the meetings may cause themselves to be represented at any meeting by a proxy duly authorized in writing, provided they shall notify the company in writing of their wish to be represented at such time and place as shall be stated in the notice of the meetings. For the avoidance of doubt, such attorney is also authorized in writing if the proxy is documented electronically. The board of directors may determine further rules concerning the deposit of the powers of attorney; these shall be mentioned in the notice of the meeting.

7.	The chairman of the meeting shall decide on the admittance to the meeting of persons other than those who are entitled to attend.
8.
For each general meeting of shareholders, the board of directors may decide that shareholders shall be entitled to attend, address and exercise voting rights at such meeting through the use of electronic means of communication, provided that shareholders who participate in the meeting are capable of being identified through the electronic means of communication and have direct cognizance of the discussions at the meeting and the exercising of voting rights (if applicable). The board of directors may set requirements for the use of electronic means of communication and state these in the convening notice. Furthermore, the board of directors may for each meeting of shareholders decide that votes cast by the use of electronic means of communication prior to the meeting and received by the board of directors shall be considered to be votes cast at the meeting. Such votes may not be cast prior to the Record Date. Whether the provision of the foregoing sentence applies and the procedure for exercising the rights referred to in that sentence shall be stated in the notice.

9.
Prior to being allowed admittance to a meeting, a shareholder or its attorney shall sign an attendance list, while stating his name and, to the extent applicable, the number of votes to which he is entitled. Each shareholder attending a meeting by the use of electronic means of communication and identified in accordance with paragraph 8 of this article shall be registered on the attendance list by the board of directors. In the event that it concerns an attorney of a shareholder, the name(s) of the person(s) on whose behalf the attorney is acting, shall also be stated. The chairman of the meeting may decide that the attendance list must also be signed by other persons present at the meeting.

10.
The chairman of the meeting may determine the time for which shareholders and others who are permitted to attend the general meeting of shareholders may speak if he considers this desirable with a view to the order by conduct of the meeting.

11.	Every share (whether common or special voting) shall confer the right to cast one (1) vote.

Shares in respect of which the law determines that no votes may be cast shall be disregarded for the purposes of determining the proportion of shareholders voting, present or represented or the proportion of the share capital provided or represented.
12.	All resolutions shall be passed with an absolute majority of the votes validly cast unless otherwise specified herein.
Blank votes shall not be counted as votes cast.
13.	All votes shall be cast in writing or electronically. The chairman of the meeting may, however, determine that voting by raising hands or in another manner shall be permitted.
14.	Voting by acclamation shall be permitted if none of the shareholders present objects.
15.
No voting rights shall be exercised in the general meeting of shareholders for shares owned by the company or by a subsidiary of the company. Usufructuaries of shares owned by the company and its subsidiaries shall however not be excluded from exercising their voting rights, if the usufruct was created before the shares were owned by the company or a subsidiary.

16.	Without prejudice to the other provisions of this Article 19, the company shall determine for each resolution passed:
a.	the number of shares on which valid votes have been cast;
b.	the percentage that the number of shares as referred to under a. represents in the issued share capital;
c.	the aggregate number of votes validly cast; and
d.	the aggregate number of votes cast in favour of and against a resolution, as well as the number of abstentions.
AUDIT.
Article 20.
1.
The general meeting of shareholders shall appoint an accountant as referred to in Article 2:393 of the Civil Code, to examine the annual accounts drawn up by the board of directors, to report thereon to the board of directors, and to express an opinion with regard thereto.

2.	If the general meeting fails to appoint the accountant as referred to in paragraph 1 of this article, this appointment shall be made by the board of directors.
3.
The appointment provided for in paragraph 1 of this article may at all times be cancelled by the general meeting and if the appointment has been made by the board of directors, also by the board of directors.

4.
The accountant may be questioned by the general meeting of shareholders in relation to his statement on the fairness of the annual accounts. The accountant shall therefore be invited to attend the general meeting of shareholders convened for the adoption of the annual accounts.

5.	The accountant shall, in any event, attend the meeting of the board of directors at which the report of the accountant is discussed, and at which the annual accounts are to be approved.
FINANCIAL YEAR, ANNUAL ACCOUNTS AND DISTRIBUTION OF PROFITS.
Article 21.
1.	The financial year of the company shall coincide with the calendar year.
2.
The board of directors shall annually close the books of the company as at the last day of every financial year and shall within four (4) months thereafter draw up annual accounts consisting of a balance sheet, a profit and loss account and explanatory notes. Within such four (4) month period the board of directors shall publish the annual accounts, including the accountant’s certificate, the annual report and any other information that would need to be made public in accordance with the applicable provisions of law and the requirements of any stock exchange on which common shares are listed.

3.
The company shall publish its annual accounts. Publication must take place within eight (8) days after they have been adopted in accordance with Article 2:394 of the Civil Code. Publication shall take place by deposit of a copy entirely in the English language at the office of the Trade Register, with a note thereon of the date of adoption, subject to the provision of Article 2:394 paragraph 8 of the Civil Code.

4.
A copy of the annual report in the English language and of the other documents referred to in Article 2:392 of the Civil Code, shall be published simultaneously with the annual accounts and in the same manner.

5.	If the activity of the company or the international structure of its group justifies the same, its annual accounts or its consolidated accounts may be prepared in a foreign currency.
6.
The broad outline of the corporate governance structure of the company shall be explained in a separate chapter of the annual report. In the explanatory notes to the annual accounts the company shall state, in addition to the information to be included pursuant to Article 2:383d of the Civil Code, the value of the options granted to the executive directors and personnel and shall indicate how this value is determined.

7.	The annual accounts shall be signed by all the directors; should any signature be missing, then this shall be mentioned in the annual accounts, stating the reason.
8.
The company shall ensure that the annual accounts, the annual report and the other data referred to in paragraph 2 of this article and the statements are available at its office as from the date on which the general meeting of shareholders at which they are intended to be dealt with is called, as well as on the website of the company. The shareholders and those who are permitted by law to attend the meetings of shareholders shall be enabled to inspect these documents at the company’s office and to obtain copies thereof free of charge.

9.	The general meeting of shareholders shall adopt the annual accounts.
10.
At the general meeting of shareholders at which it is resolved to adopt the annual accounts, a proposal concerning release of the members of the board of directors from liability for their respective duties, insofar as the exercise of such duties is reflected in the annual accounts or otherwise disclosed to the general meeting of shareholders prior to the adoption of the annual accounts, shall be brought up separately for discussion. The scope of any such release from liability shall be subject to limitations by virtue of the law.

Article 22.
1.
The company shall maintain a special capital reserve to be credited against the share premium exclusively for the purpose of facilitating any issuance or cancellation of special voting shares. The special voting shares shall not carry any entitlement to the balance of the special capital reserve. The board of directors shall be authorized to resolve upon (i) any distribution out of the special capital reserve to pay up special voting shares or (i) re-allocation of amounts to credit or debit the special capital reserve against or in favour of the share premium reserve.

2.
The company shall maintain a separate dividend reserve for the special voting shares. The special voting shares shall not carry any entitlement to any other reserve of the company. Any distribution out of the special voting rights dividend reserve or the partial or full release of such reserve will require a prior proposal from the board of directors and a subsequent resolution of the general meeting of holders of special voting shares.

3.	From the profits, shown in the annual accounts, as adopted, such amounts shall be reserved as the board of directors may determine.
4.
The profits remaining thereafter shall first be applied to allocate and add to the special voting shares dividend reserve an amount equal to one percent (1%) of the aggregate nominal amount of all outstanding special voting shares. The calculation of the amount to be allocated and added to the special voting shares dividend reserve shall occur on a time-proportionate basis. If special voting shares are issued during the financial year to which the allocation and addition pertains, then the amount to be allocated and added to the special voting shares dividend reserve in respect of these newly issued special voting shares shall be calculated as from the date on which such special voting shares were issued until the last day of the financial year concerned. The special voting shares shall not carry any other entitlement to the profits.

5.
Any profits remaining thereafter shall be at the disposal of the general meeting of shareholders for distribution of dividend on the common shares only, subject to the provision of paragraph 8 of this article.

6.
Subject to a prior proposal of the board of directors, the general meeting of shareholders may declare and pay dividends in United States Dollars. Furthermore, subject to the approval of the general meeting of shareholders and the board of directors having been designated as the body competent to pass a resolution for the issuance of shares in accordance with Article 5, the board of directors may decide that a distribution shall be made in the form of shares or that shareholders shall be given the option to receive a distribution either in cash or in the form of shares.

7.
The company shall only have power to make distributions to shareholders and other persons entitled to distributable profits to the extent the company’s equity exceeds the sum of the paid-up portion of the share capital and the reserves that must be maintained in accordance with provision of law. No distribution of profits may be made to the company itself for shares that the company holds in its own share capital.

8.	The distribution of profits shall be made after the adoption of the annual accounts, from which it appears that the same is permitted.
9.
The board of directors shall have power to declare one or more interim dividends, provided that the requirements of paragraph 5 hereof are duly observed as evidenced by an interim statement of assets and liabilities as referred to in Article 2:105 paragraph 4 of the Civil Code and provided further that the policy of the company on additions to reserves and dividends is duly observed.

The provisions of paragraphs 2 and 3 hereof shall apply mutatis mutandis.
10.
The board of directors may determine that dividends or interim dividends, as the case may be, shall be paid, in whole or in part, from the company’s share premium reserve or from any other reserve, provided that payments from reserves may only be made to the shareholders that are entitled to the relevant reserve upon the dissolution of the company.

11.
Dividends and other distributions of profit shall be made payable in the manner and at such date(s) - within four (4) weeks after declaration thereof - and notice thereof shall be given, as the general meeting of shareholders, or in the case of interim dividends, the board of directors shall determine, provided, however, that the board of directors shall have the right to determine that each payment of annual dividends in respect of shares be deferred for a period not exceeding five (5) consecutive annual periods.

12.	Dividends and other distributions of profit, which have not been collected within five (5) years and one (1) day after the same have become payable, shall become the property of the company.

AMENDMENT.
Article 23.
A resolution to amend the articles of association of the company can only be passed by a general meeting of shareholders pursuant to a prior proposal of the board of directors. A majority of at least two-thirds of the votes cast shall be required if less than one half of the issued capital is represented at the meeting.
DISSOLUTION AND WINDING-UP.
Article 24.
1.
A resolution to dissolve the company can only be passed by a general meeting of shareholders pursuant to a prior proposal of the board of directors. A majority of at least two-thirds of the votes cast shall be required if less than one half of the issued capital is represented at the meeting. In the event a resolution is passed to dissolve the company, the company shall be wound-up by the board of directors, unless the general meeting of shareholders would resolve otherwise.

2.	The general meeting of shareholders shall appoint and decide on the remuneration of the liquidators.
3.	Until the winding-up of the company has been completed, these articles of association shall to the extent possible, remain in full force and effect.
4.	Whatever remains of the company’s equity after all its debts have been discharged
(i)
shall first be applied to distribute the aggregate balance of share premium reserves and other reserves than the special voting shares dividend reserve of the company to the holders of common shares in proportion to the aggregate nominal value of the common shares held by each;

(ii)
secondly, from any balance remaining, an amount equal to the aggregate amount of the nominal value of the common shares will be distributed to the holders of common shares in proportion to the aggregate nominal value of common shares held by each of them;

(iii)
thirdly, from any balance remaining, an amount equal to the aggregate amount of the special voting shares dividend reserve will be distributed to the holders of special voting shares in proportion to the aggregate nominal value of the special voting shares held by each of them; and

(iv)
lastly, from any balance remaining, the aggregate amount of the nominal value of the special voting shares will be distributed to the holders of special voting shares in proportion to the aggregate nominal value of the special voting shares held by each.

5.	After the company has ceased to exist the books and records of the company shall remain in the custody of the person designated for that purpose by the liquidators for the period provided by law.

February 21, 2013

On behalf of the Board of Directors

/s/ Sergio Marchionne

Sergio Marchionne
CHAIRMAN

Schedule 4

Unofficial translation of the articles of association of: FI CBM Holdings N.V. as they read after the execution of the deed of partial amendment of the articles of association before Dirk-Jan Jeroen Smit, civil law notary, officiating in Amsterdam, the Netherlands, on 19 February 2013.

In this translation an attempt has been made to be as literal as possible without jeopardizing the overall continuity. Inevitably, differences may occur in translation, and if so, the Dutch text will by law govern.

ARTICLES OF ASSOCIATION:
CHAPTER I.
Definitions.
Article 1.
In these articles of association the following expressions shall have the following meanings:
a.	General Meeting: the body of the company formed by shareholders and other persons entitled to vote;
b.	General Meeting of Shareholders: the meeting of shareholders and other persons entitled to attend the general meetings of shareholders;
c.	Accountant: a “register-accountant” or other accountant referred to in Section 2:393, of the Dutch Civil Code, as well as an organisation within which such accountants practice;
d.	Distributable part of the net assets: that part of the company's net assets which exceeds the aggregate of the issued capital and the reserves which must be maintained by virtue of the law;
e.	Annual Accounts: the balance sheet and the profit and loss account with the explanatory notes;
f.	Annual Meeting: the General Meeting of Shareholders held for the purpose of the discussion and adoption of the Annual Accounts; and
g.	Management Board: the body of the company referred to in article 13.
CHAPTER II.
Name. Seat. Objects.
Article 2. Name and seat.
1.	The name of the company is: FI CBM Holdings N.V.
2.	The official seat of the company is in Amsterdam.
3.	The principal place of business of the company is in the United Kingdom. The company may establish branches in other places.

Article 3. Objects.
The objects of the company are:
a.
to incorporate, to participate in any way whatsoever, to manage, to supervise businesses and companies which are engaged in engaged in the design, engineering, manufacture, marketing, sales, distribution, maintenance, repair, remanufacturing and/or resale of agricultural, construction, transport and similar equipment, tractors, commercial vehicles, buses, specialized vehicles for firefighting, defense and other uses, other capital goods, engines and transmissions for any of the foregoing equipment and/or vehicles and/or for marine and power generation applications, and/or replacement parts for any of the foregoing and to act as holding company for such companies;

b.	to finance companies and businesses;
c.	to render advice and services to businesses and companies with which the company forms a group and to third parties;
d.	to borrow, to lend and to raise funds, including the issue of bonds, promissory notes or other securities as well as to enter into agreements related thereto;
e.	to render guarantees, to bind the company and to pledge its assets for obligations of the companies and businesses with which it forms a group and in favour of third parties;
f.	to obtain, manage, exploit and alienate registered property and items of property in general;
g.	to trade and invest in currencies, securities and items of property in general;
h.	to develop and to trade in patents, trade marks, licenses, know-how and other industrial property rights;
i.
to perform any and all activity of industrial, financial or commercial nature, as well as everything pertaining the foregoing, relating thereto or conductive thereto, all in the widest sense of the word.

CHAPTER III.
Capital and shares. Register.
Article 4. Authorised capital.
1.	The authorised capital amounts to two hundred and fifty thousand euro (€ 250,000).
2.	The authorised capital is divided into twenty-five million (25,000,000) shares with a nominal value of one eurocent (€ 0.01) each, numbered 1 up to and including 25,000,000.
3.	All shares are to be registered shares. No share certificates shall be issued.
Article 5. Register of shareholders.
1.
The Management Board shall appoint a registrar who shall keep a register in which the names and addresses of all holders of registered shares are recorded, showing the date on which they acquired the shares, the date of the acknowledgement or notification as well as the amount paid on each share.

2.
The names and addresses of those with a right of usufruct (“life interest”) or a pledge on the shares shall also be entered in the register, stating the date on which they acquired the right and the date of acknowledgement or notification.

3.	Each shareholder, each beneficiary of a life interest and each pledgee is required to give written notice of his address to the company.
4.	The register shall be kept accurate and up to date. All entries and notes in the register shall be signed by the registrar.
5.	On application by a shareholder, a beneficiary of a life interest or a pledgee, the registrar shall furnish an extract from the register, free of charge, showing its rights in a share.
6.	The registrar shall make the register available at the registrar's office for inspection by the shareholders.
CHAPTER IV.
Issuance of shares. Own shares. Capital reduction.
Article 6. Issuance of shares. Body competent to issue shares. Notarial deed.
1.
The issuance of shares may only be effected pursuant to a resolution of the General Meeting or of another corporate body designated in this respect by resolution of the General Meeting for a fixed period not exceeding five years. Such designation may be renewed, each time for a period not exceeding five years and may not be withdrawn, unless otherwise provided for in the resolution to designate.

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2.	The issuance of a share shall furthermore require a deed drawn up for that purpose in the presence of a civil law notary registered in the Netherlands to which those involved are party.
Article 7. Conditions of issuance. Rights of pre-emption.
1.	A resolution to issue shares shall stipulate the price and further conditions of issuance.
2.
Upon issuance of shares, each shareholder shall have a right of pre-emption in proportion to the aggregate nominal amount of his shares, in accordance with and subject to the limitations set out in Section 2:96a of the Civil Code. Each shareholder shall also have a pre-emption right in respect of shares issued for a non-cash contribution. A shareholder shall have no pre-emption right in respect of shares issued to employees of the company.

3.
Prior to each issuance, the right of pre-emption may be limited or excluded by a resolution of the General Meeting or by a resolution of the corporate body designated pursuant to article 6, paragraph 1, if, by a resolution of the General Meeting the said corporate body was designated and authorised for a fixed period, not exceeding five years, to limit or to exclude such pre-emption right. A resolution to limit or exclude a pre-emption right requires at least two-thirds of the votes cast if less than half of the issued capital is represented at the meeting.

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4.
Within eight days after the resolution to issue shares or to designate another corporate body has been adopted, the Management Board shall deposit the full text thereof at the trade register of the Chamber of Commerce and Industries in which territory the company is registered.

5.
Within eight days upon the end of a calendar quarter, the Management Board shall report any issuance of shares during the previous quarter to the trade register of the Chamber of Commerce and Industries, in which territory the company is registered.

6.
Shareholders shall have a right of pre-emption if rights to subscribe for shares are granted by the company; the preceding paragraphs shall apply mutatis mutandis. Shareholders shall have no pre-emption right in respect of shares issued to a person who exercises a previously acquired right to subscribe for shares.

Article 8. Payment for shares.
1.	On the issuance of each share, the full nominal amount must be paid up.
2.	Payment for shares must be made in cash in so far as no other form of payment has been agreed. Payment in foreign currency can only take place with the approval of the company.
3.
The company may not provide collateral, guarantee the price, otherwise act as surety or bind itself jointly and severally with or for third parties, for the purpose of the subscription or the acquisition by third parties of shares in its own capital or of depository receipts issued thereof.

4.
The company may only provide loans for the purpose of the subscription or the acquisition by third parties of shares in its own capital or of depository receipts issued thereof if made in accordance with and subject to Section 2:98c of the Civil Code.

5.	Paragraphs 3 and 4 shall not apply if shares are subscribed or acquired by or for employees of the company or of a group company as referred to in Section 2:24b of the Civil Code.
Article 9. Own shares.
1.	When issuing shares, the company shall not be entitled to subscribe for its own shares.
2.	The company may, in accordance with the relevant provisions of the law, acquire fully paid in shares in its own capital or depository receipts thereof.
3.
The disposal of shares or depository receipts thereof held by the company shall be effected pursuant to a resolution of the General Meeting. Such resolution shall also stipulate the conditions of the disposal. The disposal of shares held by the company shall be effected with due observance of the provisions of the blocking clause.

4.
No voting rights may be exercised in the General Meeting of Shareholders for any share held by the company or any of its subsidiaries, nor in respect of any share of which the company or any of its subsidiaries holds depository receipts.

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Article 10. Reduction of capital.
1.
The General Meeting may resolve to reduce the issued share capital, in accordance with the relevant provisions of the law, either by cancelling shares held by the company or by reducing the nominal value of shares in its own capital by an amendment to the articles of association.

2.
The notice to the General Meeting of Shareholders at which a resolution referred to in this article is proposed, shall state the purpose of the capital reduction and the manner in which it is to be achieved.

CHAPTER V.
Transfer of shares. Limited rights. Issuance of depository receipts.
Article 11.
1.
The transfer of a registered share or the transfer of a right in rem thereon shall require a deed drawn up for that purpose in the presence of a civil law notary officiating in the Netherlands to which those involved are party.

2.
Unless the company itself is party to the legal act, the rights attached to the share can only be exercised after the company has acknowledged the legal act or the deed has been served on it in accordance with the relevant provisions of the law.

3.	On the creation of a life interest or a pledge in respect of a share, the voting rights cannot accrue to the beneficiary of the life interest, nor to the pledgee.
4.	The pledgee and the beneficiary of a life interest shall not have the rights which by virtue of the law accrue to the holders of depositary receipts issued with the company's cooperation.
5.           The company cannot lend its cooperation to the issuance of depository receipts.
CHAPTER VI. Blocking clause.
Article 12.
1.	A transfer of shares in the company may only be effected with due observance of paragraphs 2 through 7 inclusive of this article.
2.	A shareholder who wishes to transfer one or more shares shall require the approval of the General Meeting.
3.	If the General Meeting has granted the approval, the transfer must be effected within three months thereafter.
4.
The approval shall be deemed to have been granted if the General Meeting, simultaneously with the refusal to grant its approval, does not provide the requesting shareholder with the names of one or more prospective purchasers who are prepared to purchase all the shares referred to in the request for approval, against payment in cash, against the purchase price determined in accordance with paragraph 5 of this article. The company itself holding shares in its own capital may only be designated as prospective purchaser with the approval of the requesting shareholder.

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The approval shall likewise be deemed granted if the General Meeting has not made a decision in respect of the request for approval within six weeks upon receipt of such request.
5.
The requesting shareholder and the prospective purchaser accepted by him shall determine the purchase price referred to in paragraph 4 of this article by mutual agreement. Failing agreement, the purchase price shall be determined by an independent expert, to be designated by mutual consent between the prospective purchaser and the requesting shareholder.

6.
Should the requesting shareholder and the prospective purchaser fail to reach agreement on the designation of the independent expert, such designation shall be made by the President of the Chamber of Commerce and Industries within the district in which the company is registered.

7.
Once the purchase price of the shares has been determined by the independent expert, the requesting shareholder shall be free, during a period of one month after such determination of the purchase price, to decide whether or not he will transfer his shares to the designated prospective purchaser.

CHAPTER VII.
Management.
Article 13. Management Board.
1.	The management of the company shall be constituted by a Management Board consisting of one or more members.
2.	The General Meeting shall appoint the members of the Management Board.
The General Meeting shall grant the title of Chairman to one of the members of the Management Board.
Article 14. Suspension and dismissal.
1.	Any member of the Management Board may at any time be suspended or dismissed by the General Meeting.
2.
A suspension may be extended one or more times, but may not last longer than three months in the aggregate. If at the end of that period no decision has been taken on the termination of the suspension, or on dismissal, the suspension shall cease.

Article 15. Remuneration.
1.
The company shall have a remuneration policy with regard to the remuneration of the Management Board. The General Meeting shall adopt the remuneration policy. The remuneration policy shall at least entail the subjects as described in Section 2:383c to e of the Civil Code, to the extent these relate to the Management Board.

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2.	The remuneration and further conditions of employment for each member of the Management Board shall, subject to the remuneration policy, be determined by the General Meeting.
Article 16. Duties of the board. Decision making process. Allocation of duties.
1.	Subject to the restrictions imposed by the articles of association, the Management Board shall be entrusted with the management of the company.
2.	The Management Board may lay down rules regarding its own decision making process.
3.	To the extent not otherwise provided in the rules reflected to in paragraph 2 above, the meetings of the Management Board will be held in the United Kingdom.
4.	The Management Board shall adopt resolutions with a simple majority of votes.
5.	The Management Board may determine the duties with which each member of the Management Board shall be charged in particular. The allocation of duties shall require the approval of the General Meeting.
6.
A member of the Management Board may be represented by a co-member of the Management Board authorised in writing. The expression: "in writing" shall include any message transmitted by current means of (electronic) communication and received in writing (or electronically reflected). A member of the Management Board may not act as representative for more than one co-member.

7.
Resolutions of the Management Board may also be adopted in writing without recourse to a Management Board meeting, provided they are adopted by unanimous vote of all members of the Management Board. The second sentence of the preceding paragraph shall apply accordingly.

Article 17. Representation.
1.	The Management Board shall be authorised to represent the company. Each member of the Management Board acting solely shall be authorised to represent the company as well.
2.
The Management Board may appoint staff members with general or limited power to represent the company (procuratiehouders). Each of these staff members shall be able to represent the company with due observance of any restrictions imposed on him. The Management Board shall determine their titles.

3.
In the event of a conflict of interest between the company and a member of the Management Board, the company shall be represented by at least two other members of the Management Board. The General Meeting shall at all times be authorised to designate one or more other persons for this purpose.

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Article 18. Approval of decisions of the Management Board.
1.
The General Meeting is entitled to require resolutions of the Management Board to be subject to its approval. These resolutions shall be clearly specified and notified to the Management Board in writing.

2.	The lack of approval referred to in this article does not affect the authority of the Management Board or its members to represent the company.
Article 19. Absence or prevention.
If a member of the Management Board is absent or prevented from performing his duties, the remaining members or member of the Management Board shall be temporarily entrusted with the entire management of the company. If all members of the Management Board, or the sole member of the Management Board, is/are absent or prevented from performing their duties, the management of the company shall be temporarily entrusted to the person designated by the General Meeting for that purpose.
CHAPTER VIII.
Annual accounts. Profits.
Article 20. Financial year. Drawing up of the Annual Accounts. Filing for inspection. Accountant.
1.	The financial year of the company shall be the calendar year.
2.
Annually, not later than five months after the end of the financial year, unless by reason of special circumstances this term is extended by the General Meeting by not more than six months, the Management Board shall draw up the Annual Accounts.

3.
The Management Board shall file the Annual Accounts for inspection by the shareholders at the office of the company within the period referred to in paragraph 2. Within this period the Management Board shall also file the annual report for inspection by the shareholders.

4.	The Annual Accounts shall be signed by all members of the Management Board; if the signature of one or more of them is lacking, this shall be stated and reasons therefore shall be given.
5.	The company may and if the law so requires shall appoint an Accountant to audit the Annual Accounts.
Article 21. Adoption of the Annual Accounts. Publication.
1.
The company shall ensure that the Annual Accounts, the annual report and the information to be added by virtue of the law are held at its office as from the day on which the Annual Meeting is convened. Shareholders may inspect the documents at that place and obtain a copy thereof, free of charge.

2.	The General Meeting shall adopt the Annual Accounts.
3.
The provisions of these articles of association regarding the annual report and the information to be added by virtue of the law shall not apply if Section 2:403 of the Civil Code applies to the company. The provisions of these articles of association regarding the annual report shall not apply either if Section 2:396 paragraph 6 of the Civil Code is applicable.

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Article 22. Profits.
1.	The allocation of profits earned in a financial year shall be determined by the General Meeting.
2.	Distributions can only take place up to the amount of the Distributable part of the net assets.
3.	Distribution of profits shall take place upon adoption of the Annual Accounts from which it appears that such is allowed.
4.
The General Meeting may resolve to make distributions on account of the profits of the current financial year, provided that the aggregate amount of such distributions will not exceed the amount of the Distributable part of the net assets, which has to be evidenced by an interim balance sheet within the meaning of and in accordance with Section 2:105 of the Civil Code.

5.	The General Meeting may, subject to due observance of paragraphs 2 and 4, at any time resolve to make distributions on account of any reserve.
6.	A claim of a shareholder for payment of a dividend shall be barred after five years have elapsed.
CHAPTER IX.
General Meetings of Shareholders.
Article 23. Annual Meeting.
1.	The Annual Meeting shall be held annually, and no later than six months after the end of the financial year.
2.	The agenda for that meeting shall contain in any way the following items for discussion:
a.	the annual report;
b.	adoption of the Annual Accounts;
c.	appropriation of accrued profits;
d.	granting of discharge to members of the Management Board for their management during the financial year concerned.
3.
Shareholders representing at least one hundredth of the issued share capital may request the company in writing to put an item on the agenda, unless this would violate an important interest of the company. The request must have been received by the company not later than on the sixtieth day prior to that of the meeting.

Article 24. Other meetings.
1.	Other General Meetings of Shareholders shall be held as often as the Management Board deems such necessary.
2.
Shareholders representing in the aggregate at least one tenth of the issued capital may request the Management Board to convene a General Meeting of Shareholders, stating the subjects to be discussed. If the Management Board has not convened a meeting within four weeks in such a manner that the meeting can be held within six weeks after the request, the persons who made the request shall be authorised to convene a meeting themselves.

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Article 25. Convocation. Agenda.
1.	General Meetings of Shareholders shall be convened by the Management Board.
2.	The convocation shall take place no later than on the fifteenth day prior to the date of the meeting.
3.
The notice of convocation shall specify the subjects to be discussed. Subjects which were not specified in the notice of convocation may be announced at a later date, provided with due observance of the provisions of this article.

4.	The convocation of the General Meeting shall take place in accordance with article 33 of these articles of association.
Article 26. Place of meetings.
The General Meetings of Shareholders shall be held in Amsterdam or at Schiphol Airport (Municipality of Haarlemmermeer).
Article 27. Waiver of formalities.
As long as the entire issued capital is represented at a General Meeting of Shareholders, valid resolutions can be adopted on all subjects brought up for discussion, even if the formalities prescribed by law or by the articles of association for the convocation and holding of meetings have not been complied with, provided such resolutions are adopted unanimously.
Article 28. Chairman.
The General Meeting shall itself choose a chairman. Until that moment a member of the Management Board shall act as chairman and in the absence of such a member the eldest person present at the meeting shall act as chairman.
Article 29. Minutes. Records.
1.
Minutes shall be kept of the proceedings at every General Meeting of Shareholders by a secretary to be designated by the chairman. The minutes shall be adopted by the chairman and the secretary and shall be signed by them as evidence thereof.

2.
The chairman or the person who has convened the meeting may determine that notarial minutes shall be drawn up of the proceedings of the meeting. The notarial minutes shall be co-signed by the chairman.

3.
The Management Board keeps a record of the resolutions made. If the Management Board is not represented at the meeting, the chairman of the meeting shall provide the Management Board with a transcript of the resolutions made as soon as possible after the meeting. The records shall be deposited at the offices of the company for inspection by the shareholders.

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Article 30. Rights at meetings. Admittance.
1.	Each shareholder shall be entitled to attend the General Meeting of Shareholders, to address the meeting and to exercise his voting rights.
2.	Each share confers the right to cast one vote.
3.	Each person entitled to vote, or his proxy, shall sign the attendance list.
4.
The right to take part in the meeting in accordance with paragraph 1 of this article may be exercised by a proxy authorised in writing. The provision of article 16 paragraph 5, second sentence, shall apply accordingly.

5.	The members of the Management Board shall, as such, have the right to give advice in the General Meeting of Shareholders.
6.	The chairman of the General Meeting shall decide on the admittance of persons other than those mentioned above in this article.
Article 31. Votings.
1.	To the extent that these articles of association or Dutch law do not require a qualified majority, all shareholders resolutions shall be adopted by a simple majority of the votes cast.
2.
If in an election of persons a majority is not obtained, a second vote shall be taken. If votes in such second vote are equal in an election between two persons, it shall be decided by lot who is elected.

3.	If there is a tie of votes in a vote other than a vote for the election of persons, the proposal is thus rejected.
4.
All votes may be cast orally. If it concerns an election of persons, a person present at the meeting and entitled to vote can demand a vote by a secret ballot. Voting by secret ballot shall take place by means of secret, unsigned ballot papers.

5.	Abstentions and invalid votes shall not be counted as votes.
6.	Voting by acclamation shall be possible if none of the persons present and entitled to vote objects against it.
7.
The chairman's decision at the General Meeting of Shareholders on the result of a vote shall be final and binding. The same shall apply to the contents of an adopted resolution insofar as the same arises out of an unwritten proposal. If, however, the correctness of that decision is challenged immediately after its pronouncement, a new vote shall be taken if either the majority of the persons present and entitled to vote, or, if the original vote was not taken by roll call or in writing, any person present and entitled to vote, so desires. As a result of the new vote, the original vote shall have no legal consequences.

Article 32. Resolutions outside of meetings. Records.
1.	Resolutions of shareholders may also be adopted in writing without recourse to a General Meeting of Shareholders, provided they are adopted by unanimous vote representing the entire issued capital.
2.	The provision of article 30 paragraph 5 shall apply correspondingly to the adoption of resolutions outside a meeting as referred to in paragraph 1.

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3.
The Management Board shall keep a record of the resolutions thus made.  Each of the shareholders shall procure that the Management Board is informed in writing of the resolutions made in accordance with paragraph 1 as soon as possible. The records shall be deposited at the offices of the company for inspection by the shareholders. Upon request each of them shall be provided with a copy or an extract of such record at not more than the actual costs.

CHAPTER X.
Convocation and notification.
Article 33.
All convocations of General Meetings of Shareholders and all notifications to shareholders shall be made by registered letter mailed to the addresses as shown in the register of shareholders.
CHAPTER XI.
Amendment of the articles of association and dissolution. Liquidation.
Article 34. Amendment of the articles of association and dissolution.
When a proposal of the Management Board to amend the articles of association or to dissolve the company is to be made to the General Meeting, this must be mentioned in the notification of the General Meeting of Shareholders and, if it regards an amendment of the articles of association, a copy of the proposal including the text of the proposed amendment must at the same time be deposited and held available at the company's office for inspection by the shareholders until the end of the meeting.
Such copy will also be available for inspection at the General Meeting of Shareholders.
Article 35. Liquidation.
1.	In the event of dissolution of the company by virtue of a resolution of the General Meeting the members of the Management Board shall be charged with the liquidation of the business of the company.
2.	During liquidation, the provisions of these articles of association shall remain in force as far as possible.
3.	The balance of the company remaining after payment of debts shall be transferred to the shareholders in proportion to the aggregate nominal amount of their shares.
Transitional Provision.
Article 36.
The first financial year of the company shall end on the thirty-first day of December two thousand and thirteen.

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This transitional provision shall lapse and cease to exist after the first financial year.

February 21, 2013

On behalf of the Board of Directors

/s/ Sergio Marchionne

Sergio Marchionne
CHAIRMAN

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